AMENDED AND RESTATED LOAN AGREEMENT


               Dated as of November 19, 2001


                            Between


              BEDFORD PROPERTY INVESTORS, INC.


                          as Borrower


                              and


                UNION BANK OF CALIFORNIA, N.A.

                           as Lender



                     TABLE OF CONTENTS

ARTICLE I:  DEFINITIONS	1
ARTICLE II:  LOAN	7
Section 2.1	Loan.	7
Section 2.2	Use of Loan Proceeds.	8
Section 2.3	Debt Service on the Loan;
Disqualification
of the Property.	8
Section 2.4	No Revolving Loan.	9
Section 2.5	Fees.	9
(a)	Loan Fee.	9
(b)	Payment of Fees.	9
Section 2.6	Payments.	9
(a)	Manner and Time of Payment.	9
(b)	Prepayments.	10
Section 2.7	Release of Property.	10
Section 2.8	Substitution of Property.	11
Section 2.9	Option to Extend.	13
Section 2.10	Limitation on Borrower's Liability.	14
ARTICLE III:  CONDITIONS TO LOAN	16
Section 3.1	Conditions to Disbursement of Loan.	16
(a)	Loan Documents.	16
(b)	Property Documents.	17
(c)	Corporate Documents.	17
(d)	Performance.	17
(e)	Material Adverse Changes.	18
(f)	Litigation, Other Proceedings.	18
(g)	Perfection of Liens.	18
(h)	No Event of Default.	18
(i)	Fees.	18
(j)	Consents and Approvals.	18
(k)	Insurance.	19
(l)	Due Diligence.	19
(m)	Representations and Warranties.	19
(n)	Opinion(s) of Counsel.	19
(o)	Tenant Letter(s) of Credit; Security Deposits
			19
ARTICLE IV:  REPRESENTATIONS AND WARRANTIES	20
Section 4.1	Representations and Warranties.	20
(a)	Organization; Power.	20
(b)	Authority.	20
(c)	No Conflict.	21
(d)	Consents and Authorizations.	21
(e)	Financial Statements.	21
(f)	Projections and Forecasts.	21
(g)	Litigation; Adverse Effects.	22
(h)	Payment of Taxes.	22
(i)	Material Adverse Agreements.	22
(j)	Performance.	22
(k)	Disclosure.	23
(l)	Requirements of Law.	23
(m)	Major Agreements; Leases.	23
(n)	Title to Assets; No Liens.	24
(o)	Location of Borrower.	24
(p)	Status as a REIT.	24
(q)	NYSE Listing.	24
ARTICLE V:  REPORTING COVENANTS	24
Section 5.1	Financial Statements and Other Financial
              and Operating Information.	25
(a)	Quarterly Property Statements.	25
(b)	Quarterly Financial Statements.	25
(c)	Annual Financial Statements.	25
(d)	Cash Flow Projections.	25
(e)	Knowledge of Event of Default.	26
(f)	Litigation, etc.	26
(g)	Election to Terminate Status as a REIT.	26
(h)	SEC Filings.	27
(i)	Other Information.	27
Section 5.2	Notice of Change.	27
ARTICLE VI:  OTHER COVENANTS	27
Section 6.1	Existence, etc.	28
Section 6.2	Taxes.	28
Section 6.3	Insurance.	28
Section 6.4	Compliance with Law.	29
Section 6.5	Inspection of Properties; Books and
              Records.	29
Section 6.6	Conduct of Business.	30
Section 6.7	Tenant Estoppel Certificates;
Subordination, Nondisturbance and Attornment
              Agreements.       30
Section 6.8	Leases; Major Agreements.	30
Section 6.9	Chief Executive Office.	30
Section 6.10	Consolidations and Mergers.	30
Section 6.11	State of Organization.	30
Section 6.12	Security Deposits And Draws Under
    Tenant Letter Of Credit.	31
Section 6.13	Delivery of Additional Security;
    Special Letters of Credit.	33
ARTICLE VII:  EVENTS OF DEFAULT AND REMEDIES	34
Section 7.1	Events of Default.	34
(a)	Payment.	34
(b)	Other Covenants.	34
(c)	Representations and Warranties.	35
(d)	Involuntary Bankruptcy; Appointment of
        Receiver.	35
(e)	Voluntary Bankruptcy; Appointment of
        Receiver.	35
(f)	Solvency; Material Adverse Change.	35
(g)	Management Changes.	36
(h)	Change in Control.	36
Section 7.2	Rights and Remedies.	36
(a)	Acceleration.	36
(b)	Waiver of Demand.	37
(c)	Environmental Assessment.	27
ARTICLE VIII:  MISCELLANEOUS	37
Section 8.1	Expenses.	37
(a)	Generally.	37
(b)	After Event of Default.	38
Section 8.2	Indemnity.	38
Section 8.3	Notices and Delivery.	39
Section 8.4	Survival of Warranties, Indemnities
    and Agreements.	39
Section 8.5	No Waiver; Remedies Cumulative.	39
Section 8.6	Marshalling; Recourse to Security; Payments Set Aside.	40
Section 8.7	Severability.	40
Section 8.8	Headings.	40
Section 8.9	Governing Law.	40
Section 8.10	Successors and Assigns.	40
Section 8.11	Sale of Loan, Participations.	41
Section 8.12	Counterparts; Inconsistencies.	41
Section 8.13	Construction.	41
Section 8.14	Entire Agreement.	42

List of Exhibits

Exhibit A	Properties
Exhibit B	List of Tenants
Exhibit C	Insurance Requirements
Exhibit D	Reserve Requirements per Property Type




           AMENDED AND RESTATED LOAN AGREEMENT


  This Amended and Restated Loan Agreement ("Agreement") is made and entered into as of November 19, 2001, between BEDFORD PROPERTY INVESTORS, INC., a Maryland corporation
("Borrower"), and UNION BANK OF CALIFORNIA, N.A.
("Lender").

                    R E C I T A L S:

A. Borrower and Lender are parties to a non-revolving
Loan Agreement dated as of December 24, 1996, as amended by a First Amendment to Loan Agreement dated July 31,
1997 (as amended, "Prior Loan Agreement") in the maximum principal amount of $25,000,000 whereby Lender provided certain secured credit accommodations to Borrower. The current principal balance outstanding under the Prior
Loan Agreement is $14,065,067.49, as of November 1, 2001.

B. Borrower has requested that Lender advance to Borrower an additional $7,753,931.51, thereby increasing the outstanding principal balance of the Loan to Twenty-One
Million Eight Hundred Nineteen Thousand and 00/100ths
Dollars $21,819,000, and that Lender extend the term of the Loan and make certain other modifications and amendments to the Prior Loan Agreement.

C. Lender is willing to provide such additional funds to Borrower and make such requested modifications on the terms and conditions set forth in this Agreement.
(Unless otherwise indicated, all Section references herein refer to provisions of this Agreement.)

D. Effective as of the Closing Date, this Agreement shall fully amend and restate the Prior Loan Agreement, and Borrower and Lender shall concurrently amend the Deeds of Trust, Note, and other Loan Documents.

  NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto hereby agree as follows:

               ARTICLE I:  DEFINITIONS
  As used in this Agreement, the following words and phrases shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

"Affiliate", as applied to any Person, means any other Person directly or indirectly controlling, controlled by or under common control with, that Person.
For the purposes of this definition, "control"
(including, with correlative meanings, the terms
"controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

"Appraisal" means a written appraisal prepared by an MAI appraiser acceptable to Lender in its sole discretion and subject to Lender's customary independent appraisal requirements and prepared in compliance with all applicable regulatory requirements, including, without limitation, FIRREA.

"Applicable Rate" means the rate(s) from time to time applicable to the Loan as determined in accordance with the provision of the Note.

"Appraised Value" means, as to any Property, the fair market value of such Property as reflected in the then most-recent Appraisal of such Property, as the same may have been adjusted by Lender based upon its internal review of such Appraisal.

"Business Day" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of California, or which is a day on which banking institutions located in the State of California are required or authorized by law or other governmental action to close.

"Closing Date" means the date on which all of the conditions precedent to Lender's obligations set forth in
Section 3.1 shall have been satisfied, as determined by Lender in its sole discretion, but in no event later than November 19, 2001.

"Collateral" means, collectively, the Property, the Personal Property and any other real or personal property in or upon which a Lien is granted by Borrower, or as to which an assignment for security purposes is made by Borrower from time to time, pursuant to this Agreement, the Deeds of Trust or any other Loan Document.

"Contractual Obligation" as applied to any Person, means any indenture, mortgage, deed of trust, lease, contract, undertaking, document or instrument to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject (including, without limitation, any restrictive covenant affecting such Person or any of its properties).

"Court Order" means any judgment, writ, injunction, decree, rule or regulation of any court or Governmental
Authority binding upon or applicable to the Person in question.

"Debt Service" means, for the relevant one-year period, total principal and interest due and payable on the Loan based upon a per annum rate of interest equal to the greatest of (i) Lender's then-applicable LIBOR Rate for an interest period of thirty (30) days, as determined by Lender in its sole discretion, (ii) eight percent
(8.00%), or (iii) a rate equal to two percent (2.00%) in excess of the then prevailing yield (as published in The
Wall Street Journal) for on-the-run (i.e., the most recently auctioned) ten (10) year United States Treasury
Notes, as determined by Lender.  In determining Debt
Service, the outstanding principal amount of the Loan shall be fully amortized over a twenty-five year (25) term in equal monthly payments of principal and interest.

"Debt Service Coverage Ratio" means the ratio of the Net Operating Income for the relevant one-year period to Debt Service for the relevant period.

"Deeds of Trust" mean, collectively, the Deeds of Trust, Assignments of Rents, Security Agreements and
Fixture Filings executed and delivered by Borrower in favor of Lender pursuant to this Agreement and encumbering all right, title and interest of Borrower in the Property.

"Event of Default" means any of the events of default specified in Section 7.1 of this Agreement.

"FIRREA" means the Financial Institutions Recovery,
Reform and Enforcement Act of 1989, as amended from time to time.

"GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American
Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards

Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination.

"Governmental Authority" means any federal, state or local governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, court, administrative tribunal or public utility.

"Hazardous Substance" shall have the meaning given to it in the Environmental Compliance Agreement of even date herewith executed by Borrower in favor of Lender.

"Indebtedness", as applied to any Person, means (a) all indebtedness, obligations or other liabilities of such Person with respect to borrowed money created, incurred, assumed or guaranteed by such Person, (b) all indebtedness, obligations or other liabilities of such Person or others secured by a Lien on any asset of such Person, whether or not such indebtedness, obligations or liabilities are assumed by, or are a personal liability of, such Person (including, without limitation, the principal amount of any assessment or similar indebtedness encumbering any property), and (c) all other indebtedness, obligations or other liabilities of such Person.

"Interest Rate Adjustment Premium" shall have the meaning set forth in the Note.

"Lease" means a lease, occupancy agreement or other agreement creating possessory rights in all or any portion of a Property, including any improvements included in a Property.

"Liabilities and Costs" means losses, costs, claims, damages, liabilities and causes of action
(including, without limitation, the fees and costs of attorneys, expert witnesses and consultants, and the cost of investigation and feasibility studies), direct or indirect, known or unknown, absolute or contingent, post, present or future.

"Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).
"Loan" means the secured credit accommodation in the principal amount of Twenty-One Million Eight Hundred
Nineteen Thousand and 00/100ths Dollars ($21,819,000.00) which Lender has agreed to provide to Borrower pursuant to this Agreement.

"Loan Documents" means this Agreement, the Note, the Deeds of Trust, the Environmental Compliance
Agreement, and the Alternative Dispute Resolution
Agreement, and all other agreements, instruments and documents (together with all amendments thereto and modifications and replacements thereof) now or hereafter executed by Borrower, which evidence, guarantee or secure the Obligations.

"Major Agreement" means (a) any Lease covering more than 20,000 net rentable square feet, (b) any reciprocal easement agreement, cross-parking or access agreement, covenants, conditions or restrictions or other material agreement binding upon a Property, (c) any management agreement with respect to a Property that (i) provides for the payment of management fees in excess of five percent (5%) of gross rents (including expense reimbursements accounted for as rent), or (ii) is not terminable by Borrower (or any successor or assign of Borrower) on not more than thirty days' prior written notice, and (d) unless terminable by Borrower (or any successor or assign of Borrower) on not more than thirty days' prior written notice: (i) any leasing agreement with respect to a Property, and (ii) any other agreement, contract or document or instrument material to the use, operation, management or maintenance of a Property.


"Material Adverse Effect" means, with respect to a Person or Property, a material adverse effect upon the business, the assets, the condition (financial or otherwise), the income or the prospects of such Person or Property, as determined by Lender.

"Maturity Date" shall mean the date set forth in
Section 2.1.

"Net Operating Income" means the actual net cash flow derived by Borrower from the relevant Property, before payment of principal and interest under the Loan, as determined by Lender in its reasonable discretion, and shall be further defined as follows: (i) the sum of (A) stabilized and recurring cash rentals received by Borrower from tenants occupying space in such Property
("Base Rents") ; (B) cash reimbursements of operating expenses, including real estate taxes and assessments and premiums on casualty and liability insurance, received by Borrower from such tenants ("Expense Reimbursements");
and (C) other normal and recurring operating income received by Borrower from such Property and approved by Lender ("Approved Income"), less (ii) the sum of (a) all ownership and operating expenses of such Property, whether or not recoverable from tenants, including, without limitation, real estate taxes and assessments;
premiums on casualty, liability and other insurance carried by Borrower; utility, maintenance, repair, janitorial, security, landscaping and general building costs and expenses; (b) an amount for reasonable administrative costs and management fees not less than four percent (4%) of the amount of Base Rents and Expense
Reimbursements; and (c) an amount for reasonable capital reserves not less than the applicable amount per net rentable square foot per month for the particular property type, as shown on Exhibit D attached hereto.

"Note" means the Amended and Restated Promissory
Note Secured by Deeds of Trust of even date herewith, in the aggregate principal amount of the Loan, executed by Borrower in favor of Lender, as hereafter amended, supplemented, replaced or modified.

"Obligations" means, from time to time, all Indebtedness of Borrower owing to Lender (or any Person entitled to indemnification pursuant to Section 8.2) pursuant to this Agreement or any other Loan Document, or any of their respective transferees, successors or assigns, of every type and description. The term includes, without limitation, all principal, interest, charges, expenses, fees, attorneys' fees and disbursements, expert witness fees and disbursements, other consultant fees and disbursements, and any other sum now or hereafter chargeable to Borrower under or in connection with this Agreement or any other Loan
Document.

"Person" means and includes any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

"Personal Property" means the tangible and intangible personal property of any Borrower in which Lender shall be granted a Lien pursuant to the Deeds of Trust or any other Loan Document.

"Potential Event of Default" means a condition or event which would constitute an Event of Default specified in Section 7.1 of this Agreement following the giving of any notice and/or the passage of any time period applicable to such condition or event.

"Property" means, individually and collectively, the parcels of real property owned by Borrower listed on Exhibit A attached hereto (subject to additions and deletions in accordance with Sections 2.7 and 2.8), and more particularly described in the Deeds of Trust under which Lender shall be granted Liens pursuant to this Agreement.

"Tenant Letter of Credit" means any letter of credit provided to Borrower, as landlord, by a tenant under a Lease as security for, or payment of, any tenant obligations under such Lease.

"Tenant Security Account" means a blocked interest bearing account with Lender into which tenant security deposits and draws under Tenant Letters of Credit shall be deposited, as required and in accordance with Section
6.12. As of the Effective Date, the Tenant Security
6.13. Account is Bancontrol Account No. 070-196431,
6.14. maintained at Lender.

ARTICLE II:  LOAN
Section 2.1  Loan.
Subject to the terms of this Agreement, on the Closing Date, Lender agrees to lend to Borrower and Borrower agrees to borrow from Lender the principal sum of Twenty-One Million Eight Hundred Nineteen Thousand and
00/100ths Dollars ($21,819,000.00); said sum to be
evidenced by the Note of even date herewith.  The
Maturity Date under the Note is November 19, 2004
("Maturity Date"), as such date may be extended to the Extended Maturity Date pursuant to Section 2.9 below.
The Note shall be secured by the Collateral.
Notwithstanding any of the terms and provisions of this Agreement or the Deeds of Trust, the Deeds of Trust shall not secure the obligations of Borrower under the Environmental Compliance Agreement.

Section 2.2  Use of Loan Proceeds.
Amounts disbursed to Borrower pursuant to the Prior
Loan Agreement were used to leverage Borrower's prior acquisition of the Property. The additional advance under the Loan disbursed to Borrower pursuant to this Agreement shall be used by Borrower for general working capital purposes.

Section 2.3  Debt Service on the Loan;
Disqualification of the Property.
(a) Interest shall accrue on the Loan at the Applicable Rate, as provided in the Note, and principal and interest shall be paid by Borrower in the amounts and at the times provided for in the Note, all the terms and provisions of which are fully incorporated into this Agreement. The monthly amortization required under the Note will be recalculated in the event that Borrower exercises the Option to Extend set forth in Section 2.9 below.

(b)  Upon the occurrence of:
a material uninsured casualty
affecting any Property; or
(A) a taking by any public authority
through condemnation, eminent domain or otherwise, or (B) a casualty in respect of which Borrower maintains insurance, in either such case, if the improvements located on the affected Property cannot be repaired or restored within nine (9) months after the date of such taking or casualty to substantially the same condition as that existing prior to such taking or casualty at a cost that does not exceed the sum of (1) the net condemnation award or insurance proceeds payable to Borrower with respect thereto, plus (2) such additional amount for which Borrower provides Lender with adequate security as to the availability of funds for application to such restoration and/or repair; or

the discovery of any material
Hazardous Substances on any Property,
Lender may, in its sole discretion, determine to disqualify such Property as Collateral for the Loan by written notice to Borrower. Not later than ninety (90) days following delivery by Lender to Borrower of such written notice of disqualification, Borrower shall either comply with all conditions applicable to a voluntary release of such disqualified Property (including payment of the applicable Release Price) as set forth in Section
2.7, or (ii) cause a New Property to be substituted for such disqualified Property in compliance with the requirements of Section 2.8.

Section 2.4  No Revolving Loan.
The Loan is not a revolving loan, and amounts repaid from time to time may not be reborrowed.

Section 2.5  Fees.
(a)  Loan Fee.
On the Closing Date, Borrower shall pay to Lender a loan fee in an amount of One Hundred Sixty-Three Thousand
Six Hundred Forty-Two Dollars ($163,642), less any amount previously paid by Borrower to Lender under the July 30, 2001 letter from Lender to Borrower. Borrower hereby authorizes Lender to disburse on the Closing Date a portion of the proceeds of the Loan in such amount directly to Lender in payment of such loan fee and such other expenses as to which Lender has then requested reimbursement pursuant to Section 8.1(a) below.

(b)  Payment of Fees.
The fees described in this Section 2.5 and in any other provision of this Agreement represents compensation for services rendered and to be rendered separate and apart from the lending of money or the provision of credit and do not constitute compensation for the use, detention or forbearance of money, and the obligation of Borrower to pay the fees described herein shall be in addition to, and not in lieu of, the obligation of Borrower to pay interest, other fees and expenses otherwise described in this Agreement or any other Loan
Documents. Such fees shall be payable when due in immediately available funds and shall be non-refundable when paid.

Section 2.6  Payments.
(a)  Manner and Time of Payment.
All payments of principal, interest and fees hereunder payable to Lender shall be made without condition or reservation of right and free of set-off or counterclaim, in immediately available funds, delivered to Lender not later than 2:00 p.m. (San Francisco, California time) on the date due; and funds received by Lender after that time and date shall be deemed to have been paid on the next succeeding Business Day.
(b)  Prepayments.
Borrower is precluded from prepaying all or any portion of the Loan prior to November 19, 2002. Borrower may, at any time on or after November 19, 2002 and from time to time thereafter, prepay all or any portion of the outstanding principal balance of the Loan, together with any Interest Rate Adjustment Premium assessed pursuant to the Note. If, notwithstanding the prohibition set forth in the preceding sentence, any portion of the outstanding principal balance of the Loan is prepaid prior to November 19, 2002 as a consequence of damage or condemnation of the Collateral or acceleration under the Note and application of proceeds of foreclosure upon any Collateral, Borrower shall pay to Lender, in addition to any Interest Rate Adjustment Premium, a prepayment premium equal to one percent (1.00%) of the principal amount of the Loan so prepaid.

Section 2.7  Release of Property.
Provided that no Event of Default or Potential Event of Default then exists, and provided that at least four
(4) Properties shall remain subject to the lien of the Deed of Trust, at Borrower's written request at any time on or after November 19, 2002 and from time to time thereafter, Lender shall cause a Property to be released from the Lien of the Deed of Trust encumbering such Property, upon satisfaction of the following conditions precedent:

(a) Borrower shall provide Lender with written notice of Borrower's request for a release of a Property not less than thirty (30) days prior to the date on which Borrower desires such release to become effective;
(b) Borrower shall represent and warrant to Lender that (i) no Event of Default or Potential Event of
Default exists as of the date of such release, and (ii) there has been no declared event of default under Borrower's line of credit agented by Bank of America, N.A.(or any successor facility) as of the date of such release;

(c) For the Property to be released, Lender shall have been paid an amount equal to the release price allocable to such Property as shown on Exhibit A hereto
(the "Release Price"); provided, however, that Borrower shall have the right to prepay additional outstanding principal under the Loan, together with any applicable
Interest Rate Adjustment Premium, in order to comply with subparagraph (d) and/or subparagaph (e) below;
(d) The Debt Service Coverage Ratio applicable to the Property remaining subject to the Lien of the Deeds of Trust shall be equal to or greater than 1.3:1 as of the date of such release; in calculating such Debt
Service Coverage Ratio, (i) Net Operating Income shall be calculated with reference to the Property remaining subject to the Lien of the Deeds of Trust following the requested release, (ii) the outstanding principal under the Loan shall reflect the prepayment of principal required under subparagraph (c) above, and (iii) Net
Operating Income shall be determined by Lender on the basis of the one-year ended as of the most recent calendar quarter for which the Lender shall have received operating statements for such Property;

(e) In connection with (i) the first requested release of any Property for which the Appraised Value, when aggregated with the Appraised Value for all Property previously released, would exceed twenty-five percent
(25%) of the total Appraised Value of the Property as of the Closing Date, and (ii) each requested release of Property thereafter: (1) Lender shall have the right, in its sole discretion, to conduct Appraisals of any or all of the Property that will remain part of the Collateral following the requested release, and (2) the outstanding principal balance of the Loan, immediately after giving effect to such requested release (taking into account all prepayments to be effected in connection therewith, and whether or not Lender has conducted new Appraisals of any Property), shall not exceed sixty percent (60%) of the aggregate Appraised Value of all such remaining Property;
and
(f) Lender shall have been paid all Interest
Rate Adjustment Premiums, escrow, closing and recording costs, the costs of preparing and delivering a reconveyance of the Deed of Trust encumbering released
Property, and the costs of any title insurance endorsements required by Lender.

Following any reappraisals conducted in connection with this Section 2.7 or Section 2.8, allocated loan amounts for each Property shall be adjusted, in proportion to the relative Appraised Values of each Property, and the Release Prices adjusted accordingly.


Section 2.8  Substitution of Property.
Provided that no Event of Default or Potential Event of Default then exists, Borrower shall have the right to substitute (a "Substitution") one of the Properties listed on Exhibit A (the "Old Property") with other real property owned by Borrower (the "New Property"), upon satisfaction of the following conditions precedent:
(a) Approval by Lender of the New Property in its sole discretion, including all matters pertaining thereto as referred to in Section 3.1(b); without limiting the foregoing, Borrower shall provide Lender with any and all leases, financial statements, tenant credit reports, rent rolls, preliminary title reports, licenses, permits and any other documents, instruments or reports requested by Lender relating to the New Property;

(b) Borrower shall make no more than (i) three
(3) Substitutions during the term of the Loan nor (ii) one (1) Substitution during any one calendar year;
provided, however, that a Substitution pursuant to
Section 2.3(b) shall not constitute a "Substitution" for purposes of this Section 2.8(b);

(c) Borrower shall provide Lender with written notice of Borrower's request for a Substitution not less than ninety (90) days prior to the date on which Borrower desires such Substitution to become effective;

(d) The Net Operating Income attributable to the New Property shall be equal to or greater than the Net Operating Income of the Old Property, in each case for the one-year period ended as of the most recent calendar quarter for which Lender has received operating statements for each such Property;

(e) The then Appraised Value of the New
Property shall be equal to or greater than the most recent Appraised Value of the Old Property;

(f) Lender shall have been paid a fee of twenty one-hundredths of one percent (0.20%) multiplied by the allocated loan amount applicable to the Old
Property as shown on Exhibit A hereto, together with all appraisal, escrow, closing and recording costs, the costs of preparing and delivering a reconveyance of the Deed of Trust encumbering the Old Property, the costs of any title insurance endorsements required by Lender, the costs of preparing and recording a Deed of Trust to encumber the New Property, title insurance with respect to the New Property acceptable to Lender, and all other costs and expenses incurred by Lender in the connection with the Substitution; and

(g) Borrower shall represent and warrant to Lender that (i) no Event of Default or Potential Event of
Default exists as of the date of such Substitution, and
(ii) there has been no declared event of default under Borrower's line of credit agented by Bank of America, N.A.(or any successor facility) as of the date of the such Substitution.

The Release Price applicable to the Old Property as shown on Exhibit A hereto shall be the applicable Release Price for the New Property, subject to the final sentence of
Section 2.7. Each Deed of Trust and other document or instrument executed and delivered by Borrower in connection with the addition of the New Property as Collateral shall constitute a Loan Document.

Section 2.9  Option to Extend.
Borrower shall have the option to extend the term of the Loan ("Extension Option") from the Maturity Date to the date that is two years following the Maturity Date
("Extended Maturity Date"), upon satisfaction of each of the following conditions precedent:

(a) Notice. Borrower shall provide Lender with written notice of Borrower's request to exercise the Extension Option not more than one hundred twenty (120) days, but not less than sixty (60) days, prior to the Maturity Date;

(b) Default.  Both as of the date of
Borrower's delivery of written notice of Borrower's request to exercise the Extension Option, and as of the Maturity Date, no Event of Default or Potential Default shall have occurred and be continuing, and Borrower shall so certify to Lender in writing;

(c) Documents. Borrower shall execute, or cause the execution of, all documents required by Lender to exercise the Extension Option, and shall deliver to Lender, at Borrower's sole cost and expense, such endorsements to Lender's title insurance policy as Lender shall reasonably require;
(d) Material Adverse Change. There shall have occurred no change in Borrower or any Property, as determined by Lender, which has a Material Adverse
Effect.
(e) Extension Fee.  Borrower shall pay to
Lender an extension fee in the amount of one quarter of one percent (0.25%) of the principal amount of the Loan outstanding on the original Maturity Date;

(f) Loan-to-Value Ratio. Lender shall have the right, in its sole discretion, to conduct Appraisals of any or all of the Property that will remain part of the Collateral as of the Maturity Date, confirming to Lender's satisfaction that the outstanding principal balance of the Loan as of the original Maturity Date
(taking into account all prepayments to be effected in connection therewith, and whether or not Lender has conducted new Appraisals of any Property), does not exceed sixty percent (60%) of the aggregate Appraised
Value of all such remaining Property

(g) Debt Service Coverage Ratio.  As of the
Maturity Date, the Debt Service Coverage Ratio applicable to the Property remaining subject to the Lien of the Deeds of Trust shall be equal to or greater than 1.3:1, calculated in accordance with Section 2.7(d) above.

   If the foregoing conditions have been timely satisfied, the term of the Loan shall be extended from the Maturity Date to the Extended Maturity Date.
Borrower shall have the right to prepay additional outstanding principal under the Loan, together with any applicable Interest Rate Adjustment Premium, in order to comply with subparagraph (f) and/or subparagaph (g) above.
Section 2.10  Limitation on Borrower's Liability.
Lender's recovery against Borrower under the Loan
Documents shall be limited solely to the Collateral
(including all rents, issues, profits and income therefrom and proceeds thereof) and the Special Letters of Credit given to Lender as security for Borrower's performance under the Loan Documents, and such recovery shall not be a lien, or the basis of a claim of lien or levy of execution, against the general assets of Borrower. Notwithstanding the foregoing, Borrower and the general assets of Borrower shall be fully and personally liable to Lender to the same extent that Borrower would be liable absent the foregoing limitation of this paragraph for:

(a) fraud, willful misrepresentation, gross negligence or waste, to the full extent of Lender's loss attributable thereto;

(b) failure to pay taxes, assessments or other charges attributable to Borrower which can create liens on any portion of the Collateral senior in priority to the lien of the Deed of Trust encumbering the affected
Collateral, including mechanic's liens, stop notices or contractor's liens (to the full extent of any such taxes, assessments or other charges);

(c) any loss which would have been covered by any policy of insurance that Borrower is required to maintain, but failed to maintain, under this Agreement or any of the other Loan Documents;

(d) tenant security deposits held by Borrower upon foreclosure of the subject Property;

(e) any inaccuracy in or breach of any
representation or warranty pertaining to any Hazardous
Substance or any failure in the due, prompt and complete observance and performance of any covenant or any other obligation imposed upon Borrower under or pursuant to the Environmental Compliance Agreement;

(f) retention of any rents or other income, insurance proceeds, condemnation or eminent domain awards or other similar funds or payments attributable to any Collateral which, under the terms of any Loan Document, should have been paid to Lender;

(g) the full amount of the Loan and all other obligations evidenced or secured by the Loan Documents, in the event of any transfer of all or any part of the Property without Lender's prior written approval; or

(h) all costs and expenses (including, without limitation, attorneys' fees) incurred by Lender in enforcing its rights and remedies under the Loan
Documents subsequent to any of the following: (i) an Event of Default under Section 7.1(e) below; (ii) an
Event of Default under Section 7.1(d) if the filing is made against Borrower by any third party which was solicited or induced to do so by Borrower; or (iii) after the occurrence of any Event of Default under either
Section 7.1(d) or Section 7.1(e):  (A) any objection by
Borrower to (1) any request by Lender for the dismissal of any proceeding referred to in Section 7.1(d) or
Section 7.1(e); (2) any attempt by Lender to obtain relief from the automatic stay; or (3) any attempt by Lender to secure the continuation of any receiver appointed pre-petition or to obtain control, directly or through a receiver, of the rents, issues and profits of any Property; (B) any request by Borrower for authority to use cash collateral over Lender's objection; (C) any action brought by Borrower or on its behalf against Lender; (D) any request by Borrower to sell Collateral over Lender's objection; or (E) Borrower's taking of any position adverse to Lender with respect to any plan of reorganization proposed in any such proceedings.

   The limitations of this Section 2.10 shall not be deemed to limit: (i) any right Lender might otherwise have to obtain injunctive relief against Borrower; (ii) any suit or action in connection with the preservation, enforcement or foreclosure of the liens, mortgages, assignments and security interests now or at any time hereafter securing the payment and performance of the Obligations; or (iii) the collection of amounts which may become owing or payable under or on account of insurance, condemnation awards or damages for other public actions or surety bonds maintained or provided by Borrower. In addition, nothing herein shall be deemed to constitute a waiver of any obligation evidenced by the Loan Documents, nor limit, amend, alter or diminish any right which Lender may have under the provisions of Sections 506(a), 506(b), 1111(b) or any other provision of the Bankruptcy
Reform Act of 1978, or any successor statute thereto, or any similar provision under applicable state law, to file a claim for the full amount of the Obligations or to require that all Collateral shall continue to secure the Loan owing to Lender in accordance with the Loan
Documents.

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ARTICLE III:  CONDITIONS TO LOAN
Section 3.1  Conditions to Disbursement of Loan.
The obligation of Lender to make the Loan shall be subject to satisfaction of each of the following conditions precedent on or before the Closing Date:
(a)  Loan Documents.
Borrower shall have executed, acknowledged (if appropriate) and delivered to Lender each of the following, in form and substance acceptable to Lender:
(i)  this Agreement;
(ii)  the Note;
(iii) Modifications of the Deeds of Trust
(which shall be executed and acknowledged by Borrower as to each Property listed on Exhibit A hereto);
(iv) UCC-1 Financing Statements with
respect to the Liens on the Personal Property granted under the Deeds of Trust;
(v) each other Loan Document, including, without limitation, the Environmental Compliance
Agreement; and
(vi) all other documents, instruments or other items to be executed and/or delivered by or on behalf of Borrower pursuant to this Agreement or as Lender shall otherwise require.
(b)  Property Documents.
Lender shall have received the following documents with respect to each Property, in form and substance acceptable to Lender:
(i)  an Appraisal;
(ii) all necessary endorsements to
Lender's ALTA Loan Policy of Title Insurance in the amount of the Loan (with title insurance coverage afforded thereby not allocated for each Property, but subject to an appropriate tie-in endorsement), issued by First American Title Insurance Company, insuring Lender that the Deed of Trust encumbering each Property constitutes a valid first priority
Lien upon such Property, subject only to such title exceptions as Lender shall approve in its sole discretion, with such additional endorsements, reinsurance and reinsurers and otherwise in such form and substance as shall be acceptable to Lender;
(iii) Lessee Estoppel Certificates, in
form and substance approved by Lender, executed by each tenant listed on Exhibit B hereto and marked with a single asterisk, each of which shall be in form and substance approved by Lender;
(iv) an environmental assessment for such Property, prepared by an environmental consultant acceptable to Lender, and satisfactory evidence that such Property is in compliance with all laws and regulations is pertaining to Hazardous Substances;
and

(v) such other documents with respect to such Property as are required pursuant to this Agreement or as Lender shall otherwise require.
(c)  Corporate Documents.
Lender shall have received such corporate documents with respect to Borrower as Lender shall require, including evidence of authorization and incumbency of all Persons executing the Loan Documents on behalf of Borrower.
(d)  Performance.
Borrower shall have performed in all material respects all agreements and covenants to be performed by them under this Agreement or the other Loan Documents on or before the Closing Date.
(e)  Material Adverse Changes.
No change in Borrower or any Property, as determined by Lender, shall have occurred which has a Material
Adverse Effect.
(f)  Litigation, Other Proceedings.
There shall not have been instituted or threatened any litigation or proceeding in any court or by or before any Governmental Authority affecting or threatening to affect Borrower or any Property which has a Material
Adverse Effect, as determined by Lender.

(g)  Perfection of Liens.
All Deeds of Trust and financing statements shall have been recorded or filed, as applicable, and Lender shall have a valid, perfected first priority Lien on all of the Property, the Personal Property and any other
Collateral.

(h)	No Event of Default.
On the Closing Date, no Event of Default or
Potential Event of Default shall exist.
(i)	Fees.
On the Closing Date, Lender shall have received the loan fee described in Section 2.5(a) and any other fees or other amounts then due to Lender under this Agreement and the other Loan Documents, and all expenses of Lender incurred prior to the Closing Date (including without limitation all attorneys' and appraisers' fees, environmental review costs and market study costs) shall have been paid by Borrower.

(j)	Consents and Approvals.
Any licenses, permits, consents and approvals of Governmental Authorities, and all corporate action necessary to enable Borrower to enter into the financing transactions contemplated by this Agreement shall have been obtained and/or taken by Borrower (including, without limitation, any required consents of shareholders).

(k)	Insurance.
Lender shall have received evidence that Borrower has, with respect to the Collateral, property, casualty and liability insurance which complies with the requirements set forth in Exhibit C attached hereto and is otherwise satisfactory to Lender and issued by insurance companies acceptable to Lender, and loss payable endorsements in form and substance satisfactory to Lender naming Lender as loss payee with respect to property and casualty insurance shall have been executed and delivered to Lender, together with such certificates of insurance and binders as are requested by Lender naming Lender as additional insured with respect to liability insurance.

(l)	Due Diligence.
Lender shall have obtained and completed its review of Appraisals of the Property and determination of Appraised Values therefor and its review of the other
Collateral, and Lender shall have completed such other due diligence investigations as it deems necessary, and such review and investigations shall provide Lender with results and information which, in Lender's determination, are satisfactory to permit Lender to enter into this Agreement and fund the Loan.

(m)	Representations and Warranties.
All representations and warranties of Borrower
contained in this Agreement or the other Loan Documents
shall be true and correct in all material respects.
(n)	Opinion(s) of Counsel.
Lender shall have received an opinion or opinions of counsel for Borrower dated as of the Closing Date as to such matters as Lender shall require, in form and substance satisfactory to Lender and its counsel.

(o) Tenant Letter(s) of Credit; Security
Deposits.
Borrower shall have delivered to Lender (i) any tenant security deposits which are in excess of $50,000, and (ii) all Tenant Letters of Credit with face amounts in excess of $50,000, in each case together with an (A) an executed transfer document and (B) an executed assignment of proceeds document, each consented to and with documentation in a form approved by the issuer of such letter of credit and otherwise satisfactory to Lender, sufficient to assign to Lender the beneficiary's rights under such letter of credit; provided, however, that such transfer document shall not be presented to the issuer thereof except following a foreclosure or deed-in-lieu of foreclosure under the applicable Deed of Trust or a failure by Borrower to comply with the requirements of
Section 6.12 below.

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ARTICLE IV:  REPRESENTATIONS AND WARRANTIES
Section 4.1	Representations and Warranties.
In order to induce Lender to make the Loan, Borrower
hereby represents and warrants to Lender as follows as of
the Closing Date:
(a)	Organization; Power.
(i) Borrower is a corporation, duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) is duly qualified to do business in and is in good standing under the laws of each jurisdiction other than California in which it owns or leases real property or in which the nature of its business requires it to be so qualified, except for those jurisdictions where failure to so qualify and be in good standing would not have a Material
Adverse Effect on Borrower, and (iii) has all requisite corporate power and authority to own, operate and encumber its property and assets and to conduct its business as presently conducted and as proposed to be conducted in connection with and following the consummation of the Loan contemplated by the Loan
Documents. Borrower has heretofore provided to Lender true, correct and complete copies of the formation and other organizational documents, and all amendments thereto, of Borrower; all such formation and other organizational documents remain in full force and effect and have not been amended or modified since the date on which copies thereof were delivered to Lender.

(b)	Authority.
Borrower has the requisite legal, corporate power and authority to execute, deliver and perform each of the Loan Documents. The execution, delivery and performance thereof, and the consummation of the transactions contemplated thereby, have been duly authorized by all requisite corporate action of Borrower, and no other corporate proceedings or authorizations on the part of Borrower are necessary to consummate such transactions.
Each of the Loan Documents has been duly executed and delivered by Borrower and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights generally.

(c)	No Conflict.
The execution, delivery and performance by Borrower of the Loan Documents, and the transactions contemplated thereby, do not and will not (i) conflict with or violate
Borrower's articles of incorporation, by-laws, or other organizational documents, or (ii) conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any (A)
Contractual Obligation, (B) statute, ordinance, rule or regulation of any Governmental Authority applicable to Borrower, the Property or its other properties or assets or (C) Court Order, or (iii) result in or require the creation or imposition of any Lien whatsoever upon any of the properties or assets of Borrower (other than Liens in favor of Lender arising pursuant to the Loan Documents).

(d)	Consents and Authorizations.
Borrower has obtained all consents and
authorizations required pursuant to its Contractual
Obligations with any other Person, and shall have obtained all consents and authorizations of, and effected all notices to and filings with, any Governmental
Authority, as may be necessary to allow Borrower to lawfully execute, deliver and perform its obligations under the Loan Documents.

(e)	Financial Statements.
Borrower has heretofore furnished to Lender its
financial statements.  Such financial statements and
related schedules and reports have been prepared in
accordance with GAAP, are true, correct and complete and
present fairly and accurately the financial condition of
Borrower as of the dates and the for periods indicated.
There has been no change that would have a Material
Adverse Effect on Borrower, or the ability of Borrower to
perform its obligations under the Loan Documents, since
the date of such financial statements.  There are no
known material unrealized or anticipated losses of
Borrower.
(f)	Projections and Forecasts.
Each of the projections delivered to Lender has been prepared by Borrower in light of the past business and performance of Borrower and represents the reasonable good faith estimates of Borrower's financial personnel.

(g)	Litigation; Adverse Effects.
(j) There is no action, suit, proceeding, governmental investigation or arbitration, at law or in equity, or before or by any Governmental
Authority, pending or, to the best of Borrower's knowledge, threatened against Borrower or any Property which could (A) result in a Material
Adverse Effect on Borrower or any Property, or (B) materially and adversely affect the ability of Borrower to perform its obligations contemplated in the Loan Documents.
(ii) Borrower is not (A) in violation of any applicable law, which violation would have a Material Adverse Effect on Borrower or any Property, or (B) subject to or in default with respect to any Court Order which would have a Material Adverse
Effect on Borrower or any Property. There are no proceedings pending or, to the best of Borrower's knowledge, threatened against Borrower or any Property, which, if adversely decided, would have a Material Adverse Effect on Borrower or any Property.

(h)	Payment of Taxes.
All tax returns and reports to be filed by Borrower have been timely filed, and all taxes, assessments, fees and other governmental charges shown on such returns or otherwise payable by Borrower have been paid when due and payable, except such taxes, if any, as are being contested in good faith by appropriate proceedings, and subject to such extensions of the filing and/or due date thereof as Borrower shall have obtained. Borrower has no knowledge of any proposed tax assessment against Borrower that will have a Material Adverse Effect on Borrower, which is not being actively contested in good faith by Borrower.

(i)	Material Adverse Agreements.
Borrower is not a party to or subject to any Contractual Obligation or to any restriction contained in its organizational documents which has a Material Adverse
Effect on Borrower.

(j)	Performance.
(h) Borrower is not in default in the
performance, observance or fulfillment of any Contractual Obligation of Borrower in favor of Bank of America, N.A.
(ii) Borrower is not in default in the
performance, observance or fulfillment of any Contractual Obligation of Borrower in favor of any other Person, and no condition exists which, with the giving of notice or the passage of time or both, would constitute such a default, in each case, except where the consequences, direct or indirect, of such default or defaults, if any, will not have a Material Adverse Effect on Borrower.

(k)	Disclosure.
The representations and warranties of Borrower contained in this Agreement and the other Loan Documents and all certificates, financial statements and other documents delivered to Lender in connection therewith, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. All organizational documents, financial statements, Leases, agreements and other documents and instruments delivered by Borrower to Lender pursuant to this Agreement and the other Loan Documents are true, correct and complete copies of the originals. Borrower has not intentionally withheld any material fact from
Lender in regard to any matter addressed in or material
to the Loan Documents.
(l)	Requirements of Law.
Borrower is in compliance with all statutes, ordinances, rules and regulations of Governmental
Authorities applicable to Borrower or to the Property
(including, without limitation, the Americans with Disabilities Act of 1990, 42 U.S.C. 12101, et seq.), in each case, where the failure to so comply will have a Material Adverse Effect on Borrower.

(m)	Major Agreements; Leases.
With respect to each Property, Lender has received true, complete and correct copies of each Major
Agreement. All such Major Agreements are in full force and effect and have not been modified or terminated, and no default or event of default (or event or occurrence which with the passage of time or the giving of notice, or both, will constitute a default or event of default) exists or will exist under such Major Agreements as a result of the consummation of the transactions contemplated by the Loan Documents. Lender has also received true, correct and complete copies of all Leases currently in effect and of the form lease, as applicable, used for each Property. Except as reflected on the most current rent rolls delivered to Lender, all Leases are in full force and effect and no default or event or default
(or event or occurrence which with the passage of time or the giving of notice, or both, will constitute a default or event of default) exists or will exist thereunder as a result of the consummation of the transactions contemplated by the Loan Documents. Other than the Leases provided to Lender, there are no leases, occupancy agreements or other possessory rights relating to the maintenance, occupancy, use or operation of any of the Properties which are not terminable by Borrower upon thirty (30) days or less notice, with penalty or premium.

(n)	Title to Assets; No Liens.
Borrower has good, indefeasible and merchantable
title to the Collateral and to all other properties
and assets owned by Borrower, and all of the Collateral
is free and clear of all Liens, except for any Liens
permitted by Lender.
(o)	Location of Borrower.
Borrower's place of business (or, if the Borrower has more than one place of business, its chief executive office) is located at the address listed under Borrower's signature on this Agreement.

(p)	Status as a REIT.
The Borrower (i) is a real estate investment trust as defined in Section 856 of the Internal Revenue Code
(the "Code") (or any successor provision thereto), (ii) has not revoked its election to be a real estate investment trust, (iii) has not engaged in any "prohibited transactions" as defined in Section
856(b)(6)(iii) of the Code (or any successor provision thereto), and (iv) for its current "tax year" (as defined in the Code) is and for all prior tax years subsequent to its election to be a real estate investment trust has been entitled to a dividends paid deduction which meets the requirements of Section 857 of the Code.

(q)	NYSE Listing.
The common stock of Borrower is listed for trading
and traded on the New York Stock Exchange.
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ARTICLE V:  REPORTING COVENANTS
Borrower covenants and agrees that, on and after the
Closing Date and until payment in full of the Obligations
and the termination of this Agreement:
Section 5.1	Financial Statements and Other
Financial and Operating Information.
Borrower shall deliver or cause to be delivered to
Lender:
(a)	Quarterly Property Statements.
As soon as practicable, and in any event within twenty (20) days after the end of each calendar quarter, operating statements for each Property in a form approved by Lender, and rent rolls and lease expiration reports in the form customarily generated by Borrower for such Property, or other form required by Lender, dated as of the last day of such quarter, in form and substance satisfactory to Lender, certified by the Borrower.

(b)	Quarterly Financial Statements.
As soon as publicly available, but not later than
sixty (60) days after the close of each of the first
three (3) calendar quarters of each year, a copy of the
unaudited consolidated balance sheets of Borrower as of
the end of such quarter and the related consolidated
statements of income, shareholders' equity and cash flows
for the period commencing on the first day and ending on
the last day of such quarter, certified by the chief
financial officer of Borrower as being complete and
correct and fairly presenting the financial position and
results of operations of Borrower in accordance with
GAAP.
(c)	Annual Financial Statements.
As soon as publicly available, but not later than one hundred twenty (120) days after the close of each calendar year, a copy of the audited consolidated balance sheets of Borrower as at the end of such year and the related consolidated statements of income, shareholders'

equity and cash flows for such calendar year, setting forth in each case in comparative form the figures for the previous year, and accompanied by the opinion of a nationally recognized independent public accounting firm stating that such consolidated financial statements present fairly the financial positions of Borrower for the periods indicated in conformity with GAAP applied on a basis consistent with prior years.

(d)	Cash Flow Projections.
Not later than (i) thirty (30) days prior to the end of each calendar year, a projection of Borrower detailing expected sources and uses of funds from the Property for the next calendar year and (ii) sixty (60) days following the end of each calendar year, a statement of actual cash flow for the immediately preceding calendar year, in each case accompanied by a certificate executed by the chief financial officer of Borrower certifying (i) as to the completeness, fairness and consistency of such cash flow statements, and (ii) that such projection has been prepared by Borrower in light of the past business and performance of Borrower and represents the reasonable good faith estimates of Borrower's financial personnel.
With respect to the foregoing cash flow statements, Borrower shall provide such additional supporting details as Lender shall reasonably request.

(e)	Knowledge of Event of Default.
Promptly upon Borrower obtaining knowledge of (i) any condition or event which constitutes an Event of Default or Potential Event of Default, or (ii) any condition or event which has a Material Adverse Effect on Borrower or any Property, written notice specifying the nature and period of existence of any such condition or event and what action Borrower has taken, is taking and proposes to take with respect thereto. Each delivery of quarterly financial statements by Borrower pursuant to subparagraph (b) above shall be deemed to constitute a representation and warranty by Borrower that there then exists no Event of Default or Potential Event of Default, unless the same shall be qualified pursuant to a written notice delivered with such financial statements in accordance with this subparagraph (e).

(f)	Litigation, etc.
Promptly upon Borrower obtaining knowledge of (i) the institution of, or threat of, any material action, suit, proceeding, governmental investigation or arbitration against or affecting Borrower or any Property not previously disclosed in writing by Borrower to Lender pursuant to this Agreement, including any casualty or eminent domain or other condemnation proceeding affecting any Property, or (ii) any material development in any action, suit, proceeding, governmental investigation or arbitration already disclosed, which, in either case, has a Material Adverse Effect on Borrower or any Property, written notice thereof to Lender and such other information as may be reasonably available to Borrower to enable Lender and its counsel to evaluate such matters.

(g)	Election to Terminate Status as a REIT.
Promptly upon Borrower's election to revoke its election to be a real estate investment trust (which election shall be made only upon the basis of a resolution of Borrower's Board of Directors finding that it would be in Borrower's best interests to revoke such election), written notice thereof to Lender of such election.

(h)	SEC Filings.
Promptly after the same are sent, copies of all financial statements and reports which Borrower sends to its shareholders; and promptly after the same are filed
(but in the case of Borrower's (i) Form 10-K filing, in no event later than one hundred twenty (120) days after the end of the calendar year to which it relates, and
(ii) Form 10-Q filing, in no event later than sixty (60) days after the end of the calendar quarter to which it relates), copies of all financial statements and regular, periodical or special reports which Borrower may make to, or file with, the Securities and Exchange Commission or any successor or similar governmental authority.

(i)	Other Information.
Such other information, reports, contracts, schedules, lists, documents, agreements and instruments in the possession of Borrower with respect to (i) the Collateral, or (ii) Borrower's business, assets, condition (financial or otherwise), income or prospects as Lender may from time to time reasonably request, including, without limitation, annual information with respect to cash flow projections, budgets, operating statements (current year and immediately preceding year), rent rolls, lease expiration reports, leasing status reports, equity funding requirements, contingent liability summaries, projections of leasing fees and overhead budgets.

Section 5.2	Notice of Change.
Borrower shall deliver to Lender prior written notice of any change in (a) the location of Borrower's place of business (or Borrower's chief executive office if it has more than one place of business) or (b)
Borrower's name, business structure, or place of incorporation or other formation. Unless otherwise approved by Lender in writing, Borrower agrees that all property that consists of tangible personal property
(other than the books and records) will be located at one of the Properties and that all books and records will be located at Borrower's place of business (or chief executive office if Borrower has more than one place of business).

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ARTICLE VI:  OTHER COVENANTS
Borrower covenants and agrees that, on and after the Closing Date and until payment in full of the Obligations and the termination of this Agreement:

Section 6.1	Existence, etc.
Borrower shall at all times maintain its corporate existence and shall do or cause to be done all things necessary to preserve and keep in full force and effect its rights to do business in, and shall remain in good standing in, each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary. In addition, Borrower shall take such actions as may be required to ensure that Borrower's common stock is at all times listed for trading and traded on the New
York Stock Exchange, the American Stock Exchange, or the
Nasdaq National Markets System.

Section 6.2	Taxes.
(i) Borrower shall pay and discharge all taxes, assessments and other governmental charges assessed against or imposed upon any Property or other properties or assets of Borrower prior to the date on which any penalty or interest accrues thereon; and (ii) Borrower shall pay and discharge all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a Lien upon any Property or other properties or assets of Borrower, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, however, that each of the foregoing covenants shall be subject to the right of Borrower to contest such taxes, assessments, other governmental charges and claims in good faith by appropriate proceedings, and subject to such extensions of the filing or due date thereof as Borrower shall have obtained.

Section 6.3	Insurance.
Borrower shall keep the improvements on each Property insured (through an approved blanket policy of insurance or through individual policies for each

Property) at all times against loss or damage with
property hazard insurance in an amount at least equal to
the full insurable value of such improvements (including
tenant improvements) on a replacement cost basis, as
determined by Lender (as such insurable value may change
from time to time) and against any other risk or hazard
which in the opinion of Lender should be insured against
including, without limitation, earthquake, flood and
business interruption (including rent loss and/or extra
expense or as appropriate).  Borrower shall also carry
public liability insurance with coverage amounts
(including deductibles) as determined by Lender (as such
coverage amounts may change from time to time).  All
insurance policies shall (a) be in such form and with
such endorsements as may be required by Lender,
(b) provide a lender's loss payable
     endorsement or be
(c) endorsed with a standard non-contributory
mortgage clause, as appropriate, in favor of
Lender, (c) be underwritten by insurance
providers acceptable to Lender, and (d) provide
Lender at least thirty (30) days' prior notice
of cancellation, non-renewal or modification.
The policy or policies evidencing all insurance
required hereunder (or certificates of such
insurance) shall be delivered to and held by
Lender.  Borrower shall pay premiums on such
insurance as they become due, and shall not
permit any condition to exist on or with
respect to the Property which would wholly or
partially invalidate any insurance.  Borrower
currently maintains earthquake insurance
covering the Property, and shall continue to
maintain such insurance so long as it is
available at commercially reasonable rates or
Borrower is able to recoup the costs of such
insurance from tenants at the Property.   All
insurance policies shall comply with the
insurance requirements set forth on Exhibit C
attached hereto.  In addition, Borrower shall
file with Lender, from time to time upon
Lender's request, a detailed list of the
insurance then in effect and stating the names
of the insurance companies, the amounts and
rates of the insurance, deductibles and co-
insurance features, if any, dates of the
expiration thereof and the properties and risks
covered thereby.
Secti
on 6.4	Compliance with Law.
Borrower shall comply with all statutes, ordinances, rules and regulations of Governmental Authorities applicable to the Property, and Borrower shall obtain as needed all licenses, permits and approvals of Governmental Authorities necessary for Borrower's operation of the Property and maintain such permits, licenses and approvals in good standing.

Section 6.5	Inspection of Properties; Books and
Records.

Borrower shall permit any authorized representative designated by Lender to visit and inspect any Property upon reasonable prior notice, to inspect financial and accounting records and Leases, and to make copies and take extracts therefrom, all at such times during normal business hours and as often as Lender may reasonably request.

Section 6.6	Conduct of Business.
Borrower shall engage principally in the business of direct ownership, operation and development of suburban office and industrial properties of the general type owned by Borrower as of the Closing Date in the Western
United States, and any other business activities of Borrower will remain incidental thereto.

Section 6.7	Tenant Estoppel Certificates;
Subordination, Nondisturbance and Attornment
Agreements.
At Lender's request, from time to time, Borrower shall exercise due diligence to obtain Tenant Estoppel
Certificates and/or Subordination, Nondisturbance and
Attornment Agreements, in form and substance approved by Lender, with respect to any tenant of the Property designated by Lender.

Section 6.8	Leases; Major Agreements.

Borrower shall at all times comply with all obligations imposed upon it under all Leases and under all other Major Agreements, and shall not enter into any Major Agreement without Lender's prior written consent, which shall not be unreasonably withheld or delayed.
Borrower shall not enter into any Lease, whether or not such Lease constitutes a Major Agreement, that does not contain provisions pursuant to which the tenant thereunder agrees to attorn to a mortgagee in the event of a foreclosure, subject only to customary conditions.

Section 6.9	Chief Executive Office.

Borrower shall not relocate its place of business
(or, if Borrower has more than one place of business, its chief executive office), except upon prior written notice to Lender.

Section 6.10	Consolidations and Mergers.
Borrower shall not merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any person or entity.

Section 6.11	State of Organization.
Borrower shall provide Lender with prior notice of any change in Borrower's name, business structure, state of organization, or the location of any Collateral for the Loan.

Section 6.12	Security Deposits And Draws Under
Tenant Letter Of Credit.
(a) Upon Lender's request, Borrower shall immediately deposit into the Tenant Security Account, all security deposits under Leases, provided, however, that all security deposits in excess of $50,000 shall be deposited by Borrower into such account. Borrower's assignment of leases and rents pursuant to the Deed of Trust shall expressly include as additional security for the Loan any lease guaranty, as well as each Tenant
Letter of Credit and all other security, which Borrower receives in conjunction with a Lease. Additionally, concurrently with the execution of this Agreement, and from time to time thereafter as Borrower receives new
Tenant Letters of Credit in excess of $50,000 (or, upon Lender's request, all Tenant Letters of Credit), Borrower shall (i) confirm assignment to Lender of Borrower's rights to proceeds from draws under all Tenant Letters of Credit as additional security for the Loan and (ii) provide to Lender each original Tenant Letter of Credit along with an executed transfer of beneficiary document
(provided, however, that such transfer document shall not be presented to the issuer thereof except following a foreclosure or deed-in-lieu of foreclosure under the Deed of Trust or a failure by Borrower to comply with the requirements of subsection (c) or (d) below). Pursuant to such assignment of proceeds, all draws under Tenant
Letters of Credit shall be deposited (upon payment by the applicable issuing bank with respect to such Tenant
Letter of Credit) by Lender into the Tenant Security
Account. Any draws under Tenant Letters of Credit and the tenant security deposits shall remain in the Tenant
Security Account pending disposition of such draws and/or security deposits in a manner consistent with this Agreement. Borrower hereby grants to Lender a security interest in said Tenant Security Account and all proceeds thereof.

(b) Provided there is no Event of Default by Borrower under this Agreement, Borrower may request a withdrawal of funds from the Tenant Security Account for application in respect of tenant defaults under the applicable Lease and to cover any losses which Borrower certifies in writing to Lender are recoverable from the applicable tenant's Tenant Letter of Credit or security deposit, and Lender shall disburse to Borrower from the Tenant Security Account such requested amount.

(c) Borrower shall (i) promptly notify Lender of any event or condition which permits a draw under a Tenant Letter of Credit previously delivered to Lender,
(ii) provide to Lender a copy of the notice of Lease default, as applicable, and (iii) in a timely manner request a draw from the applicable issuing bank of such Tenant Letter of Credit. Additionally, if an issuing bank of such Tenant Letter of Credit notifies Borrower that such issuing bank will not renew such Tenant Letter of Credit (or if the applicable tenant has failed to provide a replacement letter of credit not later than sixty (60) days prior to the expiration thereof), then
Borrower shall (x) provide Lender prompt written notice of such nonrenewal or failure, and (y) timely draw the full amount under such Tenant Letter of Credit (with the proceeds thereof to be deposited directly into the Tenant
Security Account). Borrower shall not amend or terminate any such Tenant Letter of Credit without Lender's prior approval.

(d) The procedures for a draw under a Tenant
Letter of Credit shall be as follows:  No later than five
(5) Business Days following written notice of an event or condition which permits a draw under a Tenant Letter of Credit (with all documentation and certifications as required by this Section 6.12) from Borrower pursuant to subsection (c) above, Lender shall either (i) return the relevant Tenant Letter of Credit to Borrower so that Borrower can draw the full amount which may be drawn thereunder when such credit may be drawn (and, in any event not later than twenty (20) days prior to the expiration thereof), or (ii) present such Tenant Letter of Credit to the issuing bank directly, in which case
Borrower shall concurrently provide to such issuing bank any required draw request or other documentation so that the full amount which may be drawn thereunder is drawn, in either such case with the proceeds of such draw to be deposited (upon payment by the applicable issuing bank with respect to such Tenant Letter of Credit) by Lender into the Tenant Security Account. Immediately following any partial draw by Borrower under such Tenant Letter of Credit, Borrower shall return (or cause to be returned) the original Tenant Letter of Credit to Lender to be held in accordance with this Section 6.12. Borrower also shall take such other actions consistent with the foregoing as may reasonably be requested by Lender with respect to such Tenant Letters of Credit.
(e) Upon satisfaction of the Loan in full, any Tenant Letters of Credit or tenant security deposits held by Lender shall be returned to Borrower. In addition, following termination of any Lease, any Tenant Letters of Credit or tenant security deposits held by Lender with respect to such terminated Lease shall be returned to Borrower to the extent that Borrower is obligated to return same to tenant.

(f) Borrower hereby represents to and for the benefit of Lender that nothing contained in this Section
6.12 conflicts with the terms of any Lease, provided, however, that with respect to the letter of credit provided by Quester Technology, Inc., in addition to the requirements set forth in this Section 6.12, Lender's rights and responsibilities with respect to such letter of credit are further articulated and qualified by a Tri-
Party Agreement between Borrower, Lender and Quester
Technology, Inc., dated July 31, 1997, and modified by letter agreement on January 31, 2001. In addition, the indemnity provisions contained in Section 8.2 of this Agreement shall apply to and include any claims against Lender by tenants or issuers of Tenant Letters of Credit, or by any person or entity on their behalf.

Section 6.13	Delivery of Additional Security;
Special Letters of Credit.
(a) Borrower shall deliver to Lender, not later than October 31, 2002, two (2) irrevocable standby letters of credit (each such letter of credit, a "Special Letter of Credit"), one such letter of credit with respect to the Property at 47600 Westinghouse Drive in Fremont, California, and the other letter of credit with respect to the Property at 47633 Westinghouse Drive in Fremont, California, each naming Lender as beneficiary, in form and substance and from an issuer satisfactory to Lender and in an amount, agreed to by Borrower and Lender, sufficient to cover the projected re-tenanting and re-leasing cost associated with the two aforementioned Properties, such Special Letters of Credit to provide recourse support for the Loan, provided, however, that the amount of such Special Letters of Credit may be reduced from time to time, by agreement between Borrower and Lender, after Borrower has provided sufficient evidence to Lender as to actual re-tenanting and/or re-leasing costs expended by Borrower with respect to the aforementioned Properties. Without in any manner limiting Lender's other remedies hereunder, Lender may draw on such Special Letters of Credit at any time following a Default hereunder and apply the proceeds thereof against Borrower' obligations under the Loan
Documents. Such Special Letters of Credit shall be returned to Borrower, if at all, in accordance with subsection (b) below.

(b) Provided that no Event of Default or Potential Event of Default then exists, at Borrower's written request Lender shall return one or both of the Special Letters of Credit to Borrower, upon Borrower's delivery to Lender of satisfactory evidence of renewal or releasing of the applicable Property, completion of and payment for any relevant retenanting work, payment of any applicable leasing commissions, and acceptance and occupancy of such Property by the tenant along with commencement of rent, all in accordance with Leases approved by Lender pursuant to Section 6.8 below.

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ARTICLE VII:  EVENTS OF DEFAULT AND REMEDIES
Section 7.1	Events of Default.
Each of the following events or occurrences shall
constitute an Event of Default under this Agreement:
(a)	Payment.
Borrower shall fail to pay any installment of the
principal of or interest on the Loan when and as the same
shall become due and payable, whether on the due date
thereof, by acceleration or otherwise, or Borrower shall
fail to make payment of any other amount payable under
this Agreement or the other Loan Documents when and as
the same shall become due and payable, and any such
failure shall continue for a period of five (5) days
following written notice thereof from Lender to Borrower;
provided, however, that following the first occasion
during each year of the term of the Loan for which Lender
shall have given to Borrower such written notice of
Borrower's failure to pay any such amount when due and
payable, Borrower's failure to pay when due and payable
any such amount shall constitute an Event of Default
without the requirement of any notice from Lender.
(b)	Other Covenants.
Borrower shall fail to perform any other covenant or obligation to be performed by Borrower under this Agreement or any other Loan Document, including, without limitation, the Environmental Compliance Agreement, and such failure shall continue for thirty (30) days after written notice thereof from Lender to Borrower specifying the failure and demanding that Borrower remedy the same;
provided, however, that if (i) Lender determines in good faith that such failure can be cured within ninety (90) days, (ii) no lien or security interest created by the Loan Documents will be impaired, and (iii) Borrower diligently commences to cure such failure within thirty
(30) days after the date of Lender's notice and

thereafter diligently prosecutes such cure, such failure shall not constitute an Event of Default unless it continues for ninety (90) days after Lender's initial notice.

(c)	Representations and Warranties.
Any representation or warranty made by Borrower in this Agreement or in the other Loan Documents, or in any certificate, document or instrument furnished in connection with this Agreement or the transactions contemplated hereby, shall prove to have been false or misleading in any material respect when made.

(d)	Involuntary Bankruptcy; Appointment of Receiver.
(j) An involuntary case shall be
commenced against Borrower and the petition shall not be dismissed within thirty (30) days after commencement of the case, or a court having jurisdiction shall enter a decree or order for relief in respect of Borrower in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or

(ii) A decree or order of a court for
the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers shall be entered against Borrower or over all or a substantial part of the property of Borrower; or a warrant of attachment, execution or similar process against any substantial part of the property of Borrower shall be issued and the same shall not be stayed, vacated, dismissed, bonded or discharged within thirty (30) days of entry, appointment or issuance.

(d) Voluntary Bankruptcy; Appointment of Receiver.

Borrower shall have an order for relief entered with respect to it or commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking of possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Borrower shall make any assignment for the benefit of creditors or shall be unable or fail, or admit in writing its inability, to pay its debts as such debts become due.

(f)	Solvency; Material Adverse Change.
There shall have occurred any change in the business, operations, properties, assets or condition
(financial or otherwise) of Borrower which Lender determines could have a Material Adverse Effect upon Borrower.

(g)	Management Changes.
The Chairperson of the Board or the chief executive office of Borrower resigns, is terminated or otherwise ceases to act for any reason, and such officer of Borrower is not replaced with a person reasonably satisfactory to Lender within twelve (12) months after such person ceases to hold such position.

(h)	Change in Control.
Any change in control of Borrower occurs. For purposes of this section, "change in control" shall mean
(i) the acquisition of beneficial ownership by any "person" or "group" (as defined in Section 13(d)(3) or
14(d)(2) of the Securities Exchange Act of 1934, as amended) of a direct or indirect interest in more than fifty percent (50%) of the voting power of the then outstanding capital stock of Borrower; or (b) a merger or consolidation of the Borrower with any other entity or the merger of any other entity into Borrower or any other transaction, as a result of which the stockholders of Borrower immediately prior to such transaction own, in the aggregate, less than a majority of the voting power of the outstanding capital stock of the surviving or resulting entity; or (c) the first day on which a majority of the members of the Board of Directors of Borrower are not Continuing Directors. A "Continuing
Director" shall mean any director of the Board of Directors of Borrower who is either (i) a member of such Board of Directors on the date of this Agreement or (ii) nominated or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or elections.

Section 7.2	Rights and Remedies.
(a)	Acceleration.
Upon the occurrence of any Event of Default described in Sections 7.1(d) or (e) of this Agreement with respect to Borrower, the unpaid principal amount of and any and all accrued interest on the Loan shall automatically become immediately due and payable, with all additional interest from time to time accrued thereon and without presentment, demand or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate or notice of acceleration), all of which are hereby expressly waived by Borrower. Upon the occurrence of any other Event of Default, Lender, by written notice to Borrower, may declare the unpaid principal amount of, any and all accrued and unpaid interest on, the Loan and all of the other Obligations to be, and the same shall thereupon be, immediately due and payable with all additional interest from time to time accrued thereon and without presentment, demand or protest or other requirements of any kind (including without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by Borrower. Without limiting Lender's authority hereunder, on or after the Maturity Date, Lender may exercise any or all rights and remedies under the Loan Documents or applicable law, including, without limitation, foreclosure upon all or any part of the Collateral.

(b)	Waiver of Demand.
Demand, presentment, protest and notice of nonpayment are hereby waived by Borrower. Borrower also waives, to the extent permitted by law, the benefit of all valuation, appraisal and exemption laws.

(c)	Environmental Assessment.
As part of a foreclosure upon any Property or the acceptance by Lender of any deed in lieu of foreclosure, Lender shall have the right to cause an environmental assessment for such Property to be prepared by an environmental consultant acceptable to Lender, the cost of which shall constitute an Obligation of Borrower hereunder.

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ARTICLE VIII:  MISCELLANEOUS
Section 8.1	Expenses.
(a)	Generally.
Borrower shall pay, or reimburse Lender for, all of Lender's reasonable audit, legal, appraisal, valuation and investigation expenses and for all other reasonable out-of-pocket costs and expenses of every type and nature
(including, without limitation, the fees, expenses and disbursements of Lender's internal appraisers, environmental advisors or legal counsel) incurred by Lender in connection with (i) the negotiation, preparation and execution of this Agreement, the Deeds of Trust and the other Loan Documents, the obtaining of compliance with the closing conditions and the making of the Loan; (ii) the pre-closing investigation and review of Borrower and the Property, including appraisal fees and costs of environmental assessment; (iii) title insurance premiums and endorsement charges for the title insurance described in Section 3.1(b), recording fees and attorneys' fees and costs incurred in connection therewith; (iv) the creation, perfection or protection of Lender's Liens on the Collateral; (v) obtaining
Appraisals of the Properties (A) periodically, but not more frequently than once in any calendar year, in order to comply with regulatory requirements applicable to Lender, or (B) pursuant to Section 2.7, 2.8 or 2.9 above, or (C) during the continuance of an Event of Default; and
(vi) the protection, collection or enforcement of any of the Obligations or the Collateral. On the Closing Date,
Borrower shall pay, or reimburse Lender for, all such costs and expenses paid or incurred by Lender as of such date, and all other such costs and expenses shall be paid or reimbursed by Borrower to Lender on demand.

(b)	After Event of Default.
Borrower further agrees to pay, or reimburse Lender
for, all reasonable out-of-pocket costs and expenses,
including, without limitation, attorneys' fees and
disbursements incurred by Lender after the occurrence of
an Event of Default (i) in enforcing any Obligations or
in foreclosing against the Collateral or exercising or
enforcing any other right or remedy available by reason
of such Event of Default; (ii) in connection with any
refinancing or restructuring of the credit arrangements
provided under this Agreement in the nature of a "work-
out" or in any insolvency or bankruptcy proceeding;
(iii) in commencing, defending or intervening in any
litigation or in filing a petition, complaint, answer,
motion or other pleadings in any legal proceeding
relating to Borrower and related to or arising out of the
transactions contemplated hereby; (iv) in taking any
other action in or with respect to any suit or proceeding
(whether in bankruptcy or otherwise); (v) in protecting,
preserving, collecting, leasing, selling, taking
possession of, or liquidating any of the Collateral; or
(vi) in attempting to enforce or enforcing any Lien on
any of the Collateral or any other rights under the Deeds
of Trust.
Section 8.2	Indemnity.
Borrower shall indemnify, defend and hold harmless
Lender and its Affiliates and participants and each of the respective officers, directors, employees, agents, shareholders, representatives, attorneys and consultants of each of the foregoing (collectively called the "Indemnitees") from and against any and all Liabilities and Costs imposed on, incurred by, or asserted against such Indemnitees in any manner relating to or arising out of this Agreement, the Deeds of Trust or the other Loan

Documents, or any act, event or transaction related or attendant thereto, the making of the Loan and the management of the Loan, or the use or intended use of the proceeds of the Loan (collectively, the "Indemnified
Matters"); provided, however, that Borrower shall have no obligation to an Indemnitee hereunder with respect to Indemnified Matters to the extent caused by or resulting from the willful misconduct or gross negligence of that Indemnitee, as determined by a court of competent jurisdiction.

Section 8.3	Notices and Delivery.
Unless otherwise specifically provided herein, any consent, notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied or sent by courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy (or on the next Business Day if such telecopy is received on a non-Business Day or after 5:00 p.m. on a Business Day) or three (3) Business
Days after deposit in the United States mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 8.3) shall be as set forth below each party's name on the signature pages hereof, or, as to each party, at such other address as may be designated by such party in a written notice to the other party.

Section 8.4	Survival of Warranties, Indemnities and Agreements.
All agreements, representations, warranties and indemnities made or given herein shall survive the execution and delivery of this Agreement and the other
Loan Documents and the making and repayment of the Loan hereunder and such indemnities shall survive termination hereof.

Section 8.5	No Waiver; Remedies Cumulative.
No failure or delay on the part of Lender in the exercise of any power, right or privilege under any of the Loan Documents shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under the Loan Documents are cumulative to and not exclusive of any rights or remedies otherwise available.

Section 8.6	Marshalling; Recourse to Security; Payments Set Aside.
Lender shall not be under any obligation to marshall any assets in favor of Borrower or any other party or against or in payment of any or all of the Obligations.
To the extent that Borrower makes a payment or payments to Lender, or Lender shall enforce its Liens or exercise its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 8.7	Severability.
In case any provision of this Agreement or the other
Loan Documents shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 8.8	Headings.

Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

Section 8.9	Governing Law.
This Agreement shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of California.

Section 8.10	Successors and Assigns.
This Agreement and the other Loan Documents shall be binding upon the parties hereto, and their respective successors and assigns, and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing,
Borrower's rights hereunder, and Borrower's duties and Obligations hereunder, shall not be assigned without the prior written consent of Lender.

Section 8.11	Sale of Loan, Participations.
Lender may, at any time, sell, transfer, assign, dispose of, grant participations in or syndicate the Loan and the Loan Documents, provided that, unless otherwise consented to by Borrower (such consent not to be unreasonably withheld):  (a) no more than three (3)
Persons shall hold interests in the Loan (as Lender, assignee or participant), and (b) (i) Lender, or an assignee of Lender reasonably acceptable to Borrower, shall at all times retain an interest in the Loan that is greater than 50% (the "Majority Lender"), and (ii)
Borrower shall not be required to communicate with any Person holding an interest in the Loan other than the Majority Lender. Lender shall have the right to forward to any prospective purchaser, co-lender or participant all documents and information relating to the Loan and the Loan Documents, Borrower and the Collateral, whether furnished by Borrower or otherwise, as Lender deems necessary or desirable. Borrower shall reasonably cooperate with Lender in any efforts by Lender to sell, transfer, assign, dispose of, grant participations in or syndicate the Loan and the Loan Documents, including, without limitation, by executing and delivering to Lender replacement a promissory note or notes in the form of the Note and in the aggregate principal amount of then outstanding principal amount of the Loan.

Section 8.12	Counterparts; Inconsistencies.
This Agreement and any amendments, waivers, consents or supplements may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute but one and the same instrument. This Agreement and each of the other Loan Documents shall be construed to the extent reasonable to be consistent one with the other, but to the extent that the terms and provisions of this Agreement are actually and directly inconsistent with the terms and provisions of any other Loan Document, the terms and provisions of this Agreement shall govern.

Section 8.13	Construction.
The parties acknowledge that each party has reviewed and participated in preparing, and has had the opportunity to have such party's counsel review and participate in preparing, the Loan Documents and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Loan
Documents or any amendments or exhibits thereto.

Section 8.14	Entire Agreement.

This Agreement, taken together with all of the other
Loan Documents and all certificates and other documents

delivered by Borrower to Lender, embodies the entire agreement, and supersedes all prior agreements, written and oral, relating to the subject matter hereof.



IN WITNESS WHEREOF, this Agreement has been duly executed on the date set forth above.


BORROWER:               BEDFORD PROPERTY INVESTORS, INC.,
                          a Maryland corporation


                          By:/s/Hanh Kihara
                         Its: Sr. V.P. and Chief
                              Financial Officer


                              ADDRESS FOR NOTICE AND
                              DELIVERY FOR
                              BORROWER:

                       Bedford Property Investors, Inc.
                              270 Lafayette Circle
                              Lafayette, CA  94549
                              Attn:  Hahn Kihara
                              Tel: (925) 283-8910
                              Fax:  (925) 283-5697


LENDER:                   UNION BANK OF CALIFORNIA, N.A.


                              By: /s/David B. Hunzbly
                              Its: Vice President


                              ADDRESS FOR NOTICE AND
                              DELIVERY TO
                              LENDER:

                              Union Bank of California, N.A.
                              Real Estate Industries Group
                              350 California Street, 7th Floor
                              Attn:  Annette L. Billingsley
                              Tel:  (415) 705-5075
                              Fax:  (415) 433-7438


                          EXHIBIT A

               PROPERTIES AND RELEASE PRICES


(A)
PROPERTY
(B)
ALLOCATED LOAN AMOUNT*
(C)
RELEASE PRICE
(B X 120%)
1.	Canyon Vista, San Diego, CA.
 $4,059,000
$4,870,800
2.	Napa Corporate Center, Napa, CA.
 $4,620,000
$5,544,000
3.	Carroll Tech Center I, San Diego, CA.
 $1,338,000
$1,605,600
4.	Carroll Tech Center II, San Diego, CA.
 $2,497,900
$2,997,480
5.	Carroll Tech Center III, San Diego, CA.
 $1,939,100
$2,326,920
6.	47633 Westinghouse Drive, Fremont, CA.
 $3,060,000
$3,672,000
7.	47650 Westinghouse Drive, Fremont, CA.
 $1,320,000
$1,584,000
8.	47600 Westinghouse Drive, Fremont, CA.
 $1,320,000
$1,584,000
9.	115 Mason Circle, Concord, CA.
 $1,665,000
$1,998,000

$21,819,000


*Allocated loan amount to be adjusted, in proportion to the relative Appraised Values of each Property from time to time, upon each and any reappraisal of any Property, and the Release Prices adjusted accordingly.

                            EXHIBIT B

Building
Tenant
Square Footage



47650 Westinghouse Drive I
SMT Unlimited, L.P.
24,030



47600 Westinghouse Drive
Quester Technology, Inc.
24,030



47633 Westinghouse/Quester
Quester Technology, Inc.




115 Mason Circle
Koppl Industrial Systems, Inc.
8,154

LMH, Inc.
7,885

Community Resources
5,832

Taylor Made Water Systems
7,296

Pacific Mechanical Supply, Inc.
5,833



860-870 Napa (Napa 9)
Bank of America
2,640

Enterprise Productivity Systems, Inc.
7,558

PPI Engineering, Inc.
4,336

Tandy Corporation
1,017

Oakville Grocery Corporation
1,989

Fulcrum Integration Technologies
2,160

Fat Angel Aviation
1,854

J. Lohr Winery
1,602

Walsh Vineyard Management
2,021

Greg D. Long
3,204

Saverglass, Inc.
3,048

K&L Manco
4,610

Robert Mondavi Winery
17,551

PPI Engineering, Inc.
936

E&F ATMI, Inc.
4,326

Oris Pacheco & Sons, Inc.
985

Javorina's American Window Sys.
2,472

ATMI, Inc.
1,602

Visicon Inspection
3,864



Carroll Tech Center I
San Diego Cash Register Co.
21,936



Carroll Tech Center II
Sony Online Entertainment
39,900



Carroll Tech Center III
Verant Interactive, Inc.
29,307



Canyon Vista Center
TUV Product Service, Inc.
17,591

Midway Home Entertainment, Inc.
27,512

Entrada Networks
18,643

* Estoppel required prior to closing



                EXHIBIT C - Insurance Requirements


1.  REQUIRED POLICY FORMS AND COVERAGES
A. COMMERCIAL GENERAL LIABILITY INSURANCE in the minimum amount of $5,000,000 ($1,000,000 per occurrence).
B. BUILDING  AND  PERSONAL PROPERTY COVERAGE with
SPECIAL FORM (All Risk/Extended Coverage) in the minimum amount shown in the following table
("Insurable Value"). The following clauses or endorsements shall be included: Full Replacement
Cost Endorsement and Stipulated Value/Agreed Amount
Endorsement.

[PROPERTY
INSURABLE VALUE
47633 Westinghouse Drive, Fremont, Alameda County, California
$4,192,000
47600 Westinghouse Drive, Fremont, Alameda County, California
$1,767,000
47650 Westinghouse Drive, Fremont, Alameda County, California
$1,767,000
8929 Terman Court, San Diego, San Diego County, California
$1,668,750
8958 Terman Court, San Diego, San Diego County, California
$3,155,500
8959 Terman Court, San Diego, San Diego County, California
$2,228,750
860-870 Napa Valley Corporate Way, Napa, Napa County California
$4,724,000
10040, 10070, 10110 Mesa Rim Road, San Diego, San Diego County, California
$3,248,000
115 Mason Circle, Concord, Contra Costa County, California
$1,725,000

C.	BOILER AND MACHINERY COVERAGE.
D.	BUSINESS  INCOME AND EXTRA EXPENSE OR RENTAL INCOME/ RENTAL VALUE COVERAGE.
E.	[EARTHQUAKE and/or FLOOD insurance - pending UBOC review]
2. ACCEPTABLE INSURANCE CARRIERS.  All carriers of
property insurance shall have a Best Guide Rating of A
VIII or better and shall be licensed to do business in
the state where the property is located.

3. MINIMUM COVERAGE. The amount of property insurance coverage shall equal or exceed the Insurable
Value on a replacement cost basis, as such Insurable
Value may change from time to time.
4. MAXIMUM DEDUCTIBLE. The deductible shall not exceed the lesser of $25,000 or 5% of the coverage amount (per Property).

5.	CO-INSURANCE.  Co-Insurance clauses are not
acceptable unless (i) the policy includes an Agreed
Value Endorsement or (ii) the amount calculated under the co-insurance formula exceeds the Insurable Value.

6.	ACCEPTABLE EVIDENCE OF PROPERTY INSURANCE.  Evidence
     of property insurance shall be presented on ACORD form 27, a Declarations Page, or an equivalent form that confers rights on the Certificate Holder.
ACORD Form 75-S is acceptable only for loans less than $1,000,000 (unless attached to ACORD "Cover
Note") and must be replaced prior to expiration by one of the aforementioned forms or an equivalent.
ACORD forms 24 and 25S are not acceptable as evidence of property insurance. Evidence of property insurance shall include the loan number, if any, indicated below.

7.	NAMED INSURED.  All policies shall name Borrower as
Insured.  Property insurance policies shall name
UNION BANK OF CALIFORNIA, N.A., ITS SUCCESSORS AND/OR ASSIGNS as Mortgagee or Loss Payee. Liability Insurance policies shall name UNION BANK OF CALIFORNIA, N.A., ITS
SUCCESSORS AND/OR ASSIGNS as Additional Insured.

8.	LOSS PAYABLE ENDORSEMENT.  All property insurance
policies shall include a Lender's Loss Payable

Endorsement (438BFU, CP1218, or an equivalent clause or endorsement) naming UNION BANK OF CALIFORNIA, N.A.,
ITS SUCCESSORS AND/OR ASSIGNS as Loss Payee.
9. NOTICE OF CANCELLATION. All policies shall provide

10. Lender at least thirty (30) days notice of cancellation, non-renewal or modification.

11. INITIAL POLICY TERM. All evidence of property insurance shall indicate a policy term of at least
12 months, or coverage must be continuous until canceled.
12. MULTIPLE INSUREDS. If property insurance is provided by more than one party (e.g., Borrower and major tenants), the sum of the coverages provided shall equal or exceed the Insurable
Value.

13. CHANGES TO INSURANCE REQUIREMENTS. From time to time, Lender may require insurance against other hazards, as such hazards are commonly insured against by reasonably prudent business persons operating properties of similar construction, configuration and location, or as such insurance is required by law. These insurance requirements may be modified or amended by Lender in its sole discretion. Upon expiration of any existing policy, a replacement policy meeting such modified or amended insurance requirements shall be provided.

14. OBLIGATION TO MAINTAIN COVERAGE. It is the obligation of Borrower to keep required insurance in force at all times and to provide the required evidence of insurance to Lender. Failure to do so constitutes a default under the terms of the deed of trust securing the loan. At renewal, evidence of insurance shall be received by Lender at least thirty (30) days before existing coverage expires.
If acceptable coverage is not received by Lender within thirty (30) days of the expiration of existing coverage, Lender may place interim coverage to protect its security interest at Borrower's expense. Interim insurance may be considerably more expensive than coverage purchased by Borrower. Such interim insurance will not protect the interest of Borrower. Lender shall not be liable for any loss incurred by Borrower as a result of failure to maintain adequate coverage.
	Borrower will instruct the insurance agent for such insurance to provide Lender with proof of insurance in the form of a policy or certificate of insurance, including the endorsements set forth above, to be delivered to the following address:

Union Bank of California, N.A.
Commercial Real Estate Loan Administration
Re Loan No. 0709450182
Attn: Cindy Rafael
18300 Von Karman Avenue, Suite 200
Irvine, CA  92612
Telephone #: (949) 553-7156
FAX#: (949) 553-7123



BORROWER'S INSURANCE AGENT:
Name
Address
City, State, Zip
Telephone #   					 Fax #:




               EXHIBIT D - RESERVE REQUIREMENTS

PROPERTY
PROPERTY TYPE
Canyon Vista, San Diego, CA.
Research & Development
Napa Corporate Center, Napa, CA.
Office
Carroll Tech Center I, San Diego, CA.
Research & Development
Carroll Tech Center II, San Diego, CA.
Research & Development
Carroll Tech Center III, San Diego, CA.
Research & Development
47633 Westinghouse Drive, Fremont, CA.
Research & Development
47650 Westinghouse Drive, Fremont, CA.
Research & Development
47600 Westinghouse Drive, Fremont, CA.
Research & Development
115 Mason Circle, Concord, CA.
Industrial

Reserve Requirements

Office:  $1.00 per net rentable square foot per month
Research & Development:  $.30 per net rentable square foot per month
Industrial:  $.10 per net rentable square foot per month






AMENDED AND RESTATED PROMISSORY NOTE
SECURED BY DEEDS OF TRUST

Debtor Name	BEDFORD PROPERTY INVESTORS, INC., a Maryland corporation
Debtor Address
	270 Lafayette Circle
	Lafayette, CA  94549
Office
	95371
Loan Number
        0709450182

Maturity Date
	November 19, 2004

Amount
	$21,819,000

$21,819,000                        Date: November 19, 2001
FOR VALUE RECEIVED, on November 19, 2004 ("Maturity Date"), as such date may be extended by Section 2.9 of the Loan Agreement, the undersigned ("Debtor") promises to pay to the order of UNION BANK OF CALIFORNIA, N.A. ("Bank"), as indicated below, the principal sum of Twenty-One Million Eight Hundred Nineteen Thousand and 00/100ths Dollars ($21,819,000.00), or if less, the aggregate unpaid principal amount of all disbursements made by Bank pursuant to the Amended and Restated Loan Agreement dated concurrently herewith, between Debtor and Bank ("Loan Agreement"), together with interest on the unpaid balance of such principal amount, at the per annum rate or rates and at the times set forth below. This Amended and Restated Promissory Note Secured by Deeds of Trust ("Note") fully amends, supercedes and restates the Promissory Note Secured by Deed of Trust executed by Debtor for the benefit of Bank dated December 24, 1996 (the "Original
Note"), and outstanding obligations of Debtor under the Original Note shall be deemed outstanding for all purposes under this Note. Upon delivery of this Note, the Original Note shall be conspicuously marked to reflect that it has been amended and restated, in its entirety, by this Note. (Unless otherwise defined in Paragraph 8 below or elsewhere herein, capitalized terms used in this Note shall have the meanings given to them in the Loan Agreement.)

1.	PAYMENTS.
a.	PRINCIPAL PAYMENTS.
i.	INITIAL TERM.
A. During the first year of the initial term of the Loan (from the Closing Date until November 19, 2002), Debtor shall pay principal in installments of $44,769.60 each on the first day of each month commencing December 1, 2001;

B. During the second year of the initial term of the Loan (from November 19, 2002 until
November 19, 2003), Debtor shall pay
principal in installments of $46,476.76
each on the first day of each month
commencing December 1, 2002; and

C. During the third year of the initial term of the Loan (from November 19, 2003 until the Maturity Date), Debtor shall pay principal in installments of $48,249.01 each on the first day of each month commencing December 1, 2003.

Notwithstanding the required principal
amortization payments set forth above, any

outstanding principal balance under the Note on the Maturity Date shall be due and payable on the Maturity Date.

ii. EXTENSION TERM.  If Debtor exercises the
Extension Option set forth in Section 2.9 of the Loan Agreement, then on the original
Maturity Date Lender will determine
amortization due during the extension period and calculate such amortization payments so that during the extension period Debtor shall be required to pay to Bank principal amortization payments as follows:

A. During the first year of the extension term of the Loan (from the original
Maturity Date until November 19, 2005)
("Extension Year One"), Debtor shall pay, on the first day of each month commencing
December 1, 2004, principal payments each in an equal amount that, in the aggregate, equate to the principal amortization that would be due under the Loan during Extension Year One based on a calculation of total principal amortization that would be due under the Loan during the time period from the Maturity Date to the Extended Maturity Date under a 22-year amortization schedule of equal monthly payments of principal and interest using a rate equal to the Fixed Rate (using a 360-day Fixed Rate Period) in effect at the original Maturity Date; and

B. During the second year of the extension term of the Loan (from the November 19, 2005 until the Extended Maturity Date)
("Extension Year Two"), Debtor shall pay, on the first day of each month commencing
December 1, 2005, principal payments each in an equal amount that, in the aggregate, equate to the principal amortization that would be due under the Loan during Extension Year Two based on a calculation of total principal amortization that would be due under the Loan during the time period from November 19, 2005 to the Extended Maturity Date under a 22-year amortization schedule of equal monthly payments of principal and interest using a rate equal to the Fixed Rate (using a 360-day Fixed Rate Period) in effect at the original Maturity Date.
Notwithstanding the required principal
amortization payments set forth above, any outstanding principal balance under the Note on the applicable Extended Maturity Date shall be due and payable on such Extended Maturity Date.
b. INTEREST PAYMENTS. Debtor shall pay to Bank accrued interest on the outstanding principal amount of the disbursements made by Bank to Debtor under the Loan
Agreement on the first day of each month commencing
December 1, 2001, and on the Maturity Date. If interest shall not be paid when due, it shall become part of the principal and bear interest as herein provided. All computations of interest under this Note shall be made on the basis of a year of 360 days, for actual days elapsed. If any interest rate defined in this Note ceases to be available from Bank for any reason, then such interest rate shall be replaced by the rate then offered by Bank, which, in the sole discretion of Bank, most closely approximates the unavailable rate. Interest shall be payable at the following applicable rate(s), subject to Paragraph 3 below:

i. LIBOR BASED INTEREST RATE. At Debtor's option, amounts outstanding hereunder in minimum amounts of at least $500,000 and increments of at least $100,000 shall bear interest at a rate
("Fixed Rate") which is one and sixty one-hundredths percent (1.60%) per annum in excess of Bank's LIBOR Rate for the Interest Period selected by Debtor.

Any Fixed Rate may not be changed, altered or otherwise modified until the expiration of the Interest Period selected by Debtor. The exercise of such interest rate option by Debtor shall be as recorded in Bank's records, which records shall be prima facie evidence of the amount borrowed under such interest rate option and the interest rate; provided, however, that the failure of Bank to make any such notation in its records shall not discharge Debtor from its obligations to repay in full with interest all amounts borrowed. In no event shall any Interest Period extend beyond the then Maturity
Date.
To select a Fixed Rate, Debtor may, from time to time with respect to principal outstanding on which a Fixed Rate is not accruing, and on the expiration of any Interest Period with respect to principal outstanding on which a Fixed Rate has been accruing, select an interest rate and an Interest Period by
telephoning an authorized lending officer of Bank located at the banking office identified below prior to 10:00 a.m., Pacific time, on any Business Day and advising that officer of the Interest Period and the Fixed Rate Commencement
Date selected (which Fixed Rate Commencement
Date shall follow the date of such selection by no more than two (2) Business Days).

In no event shall Debtor be entitled to select a Fixed Rate if an Event of Default shall have occurred and be continuing. In addition, no more than five (5) Fixed Rate Components may be outstanding under this Note at any one time.
Further, notwithstanding anything to the contrary contained in this paragraph, Debtor shall not be entitled to select a Fixed Rate with respect to any portion of the outstanding principal balance of this Note which Debtor is obligated to repay to Bank prior to the expiration of the Interest Period for such Fixed Rate.

Bank will mail a confirmation of the terms of the selection to Debtor promptly after the selection is made. Agent's failure to send such confirmation shall not affect Bank's rights to collect interest at the rate selected. If, on the date of the selection, the Fixed Rate selected is unavailable for any reason, the selection shall be void. Banks reserve the right to fund the principal from any source of funds notwithstanding any Fixed
Rate selected by Debtor.

ii. VARIABLE INTEREST RATE. All principal outstanding hereunder which is not bearing interest at a Fixed Rate shall bear interest at a rate per annum equal to the Reference Rate, which rate shall vary as and when the Reference
Rate changes.

c. PAYMENT MECHANICS. Debtor shall pay all amounts due under this Note in lawful money of the United States at Bank's Monterey Park, California, Office, or such other office as may be designated by Bank from time to time. Payments received by Bank under this Note shall first be applied to accrued and unpaid interest then due and owing hereunder, and thereafter to the repayment of principal.
2. LATE PAYMENTS. If any payment required by the terms of this Note shall remain unpaid ten days after same is due, at the option of Bank, Debtor shall pay to Bank a late payment fee of five percent (5%) of the amount unpaid.

3. INTEREST RATE FOLLOWING DEFAULT. Upon the occurrence of an Event of Default, at the option of Bank and to the extent permitted by law, interest shall be payable on the outstanding principal under this Note at a per annum rate equal to five percent (5%) in excess of the applicable interest rate specified in Paragraph 1 above, calculated from the date of the occurrence of such Event of Default until all amounts payable under this Note are paid in full.

4.	PREPAYMENT; INTEREST RATE ADJUSTMENT PREMIUM.
a. Except as provided in this Paragraph 4 or as limited by Section 2.6(b) of the Loan Agreement, amounts outstanding under this Note may be prepaid in whole or in part at any time without penalty or premium.
Debtor may prepay amounts outstanding under this Note bearing interest at a Fixed Rate, in whole or in part, provided Debtor has given Bank not less than five (5) Business Days' prior written notice of Debtor's intention to make such prepayment and Debtor pays to Bank the prepayment fee due as a result ("Interest Rate Adjustment Premium"). The
Interest Rate Adjustment Premium shall also be due if Bank, for any other reason, including acceleration or foreclosure, receives all or any portion of principal bearing interest at a Fixed
Rate prior to the Fixed Rate Maturity Date.  The
Interest Rate Adjustment Premium shall be an amount equal to the present value of the product of: (i) the difference (but not less than zero) between (a) the Fixed Rate applicable to the principal amount which is being prepaid, and (b) the return which Bank could obtain if it used the amount of such prepayment of principal to purchase at bid price regularly quoted securities issued by the United
States having a maturity date most closely coinciding with the relevant Fixed Rate Maturity
Date and such securities were held by Bank until the relevant Fixed Rate Maturity Date ("Yield Rate");
(ii) a fraction, the numerator of which is the number of days in the period between the date of prepayment and the relevant Fixed Rate Maturity Date and the denominator of which is 360; and (iii) the amount of the principal so prepaid. Present value under this Note is determined by discounting the above product to present value using the Yield Rate as the annual discount factor.
b. In no event shall Bank be obligated to make any payment or refund to Debtor, nor shall Debtor be entitled to any setoff or other claim against Bank, should the return which Bank could obtain under the above prepayment formula exceed the interest that Bank would have received if no prepayment had occurred. All prepayments shall include payment of accrued interest on the principal amount so prepaid and shall be applied to payment of interest before application to principal. A determination by Bank as to the Interest Rate Adjustment Premium amount, if any, shall be conclusive. In the event of partial prepayment, such prepayments shall be applied to principal payments in sequential order, beginning with the next maturing Fixed Rate
Component and ending with the last Maturing Fixed
Rate Component.

c. Bank shall provide Debtor a statement of the amount payable on account of prepayment. Debtor acknowledges that (i) Bank provides for a Fixed Rate upon the understanding that it apply to the Fixed
Rate Component for the entire Interest Period, and
(ii) Bank would not lend to Debtor without Debtor's express agreement to pay Bank the Interest Rate
Adjustment Premium described above.

d. The Interest Rate Adjustment Premium shall also be payable if prepayment occurs as the result of the acceleration of the principal of this Note by Bank because of any Event of Default. If, following such acceleration, all or any portion of a Fixed Rate
Component is satisfied, whether through sale of property encumbered by any security agreement or other agreement securing this Note, at a foreclosure sale held thereunder or through the tender of payment at any time following such acceleration, but prior to such a foreclosure sale, then such satisfaction shall be deemed an evasion of the prepayment conditions set forth above, and Bank shall, automatically and without notice or demand, be entitled to receive, concurrently with such satisfaction the Interest Rate Adjustment Premium set forth above, and the amount of such Interest
Rate Adjustment Premium shall be added to the principal. DEBTOR HEREBY ACKNOWLEDGES AND AGREES
THAT BANK WOULD NOT MAKE THE LOAN TO DEBTOR
EVIDENCED IN WHOLE OR IN PART BY THIS NOTE WITHOUT
DEBTOR'S AGREEMENT, AS SET FORTH ABOVE, TO PAY BANK
A INTEREST RATE ADJUSTMENT PREMIUM UPON THE
SATISFACTION OF ALL OR ANY PORTION OF THE PRINCIPAL
BEARING INTEREST AT A FIXED RATE FOLLOWING THE
ACCELERATION OF THE MATURITY DATE HEREOF BY REASON
OF AN EVENT OF DEFAULT.  DEBTOR HAS CAUSED THOSE
PERSONS SIGNING THIS NOTE ON ITS BEHALF TO
SEPARATELY INITIAL THE AGREEMENT CONTAINED IN THIS
PARAGRAPH BY PLACING THEIR INITIALS BELOW:
		INITIALS: ____________________

5. DEFAULT AND ACCELERATION OF TIME FOR PAYMENT. For the purposes of this Note, the term "Event of Default" shall mean any of the following: (a) the failure of Debtor to make any payment required under this Note when due; or (b) the occurrence of any other "Event of Default" or "Default" as defined in the Loan Agreement or the other Loan Documents. Upon the occurrence of an Event of Default, Bank shall be entitled to declare all obligations under this Note immediately due and payable, and to exercise all rights and remedies provided for in the Loan Agreement and the other Loan Documents, provided, however, that upon the occurrence of an Event of Default under Section 7.1(d) or Section 7.1(e) of the Loan Agreement, all principal and interest shall automatically become immediately due and payable

6.	ADDITIONAL AGREEMENTS OF DEBTOR.  If any amounts owing
under this Note are not paid when due, Debtor promises to pay all costs and expenses, including attorneys' fees (including the allocated costs of Bank's in-house counsel and legal staff), incurred by Bank in the collection or enforcement of this Note. Debtor and any endorsers of this Note, for the maximum period of time and the full extent permitted by law, (a) waive diligence, presentment, demand, notice of nonpayment, protest, notice of protest, and notice of every kind; (b) waive the right to assert the defense of any statute of limitations to any debt or obligation hereunder; and (c) consent to renewals and extensions of time for the payment of any amounts due under this Note. If this Note is signed by more than one party, the term "Debtor" includes each of the undersigned and any successors in interest thereof; all of whose liability shall be joint and several. Any married person who signs this Note agrees that recourse may be had against the separate property of that person for any obligations hereunder.
The receipt of any check or other item of payment by Bank, at its option, shall not be considered a payment on account until such check or other item of payment is honored when presented for payment at the drawee bank.
Bank may delay the credit of such payment based upon Bank's schedule of funds availability, and interest under this Note shall accrue until the funds are deemed collected. In any action brought under or arising out of this Note, Debtor and any other Loan Party, including their successors and assigns, hereby consent to the jurisdiction of any competent court within the State of California, except as provided in any alternative dispute resolution agreement executed between Debtor and Bank, and consent to service of process by any means authorized by said state's law. The term "Bank" includes, without limitation, any holder of this Note. This Note shall be construed in accordance with and governed by the laws of the State of California. This Note hereby incorporates any alternative dispute resolution agreement previously, concurrently or hereafter executed between Debtor and Bank. The deeds of trust securing this Note permits the Bank to declare all obligations hereunder immediately due and payable upon breach of the following provision:
"Trustor shall not, directly or indirectly, sell, convey, assign, further encumber, transfer, alienate or otherwise dispose of the real property encumbered by such deed of trust or any part thereof or any interest therein, whether voluntarily, involuntarily, by operation of law or otherwise, or lease all or any portion thereof or an undivided interest therein, or enter into an agreement to do so, without the prior written consent of Beneficiary, except as otherwise permitted by the Loan Agreement."

6. LIMITATION OF DEBTOR'S LIABILITY. Bank's recovery against Debtor under the Loan Documents shall be limited solely to the Collateral (including all rents, issues, profits and income therefrom and proceeds thereof) and the Special Letters of Credit given to Bank as security for Debtor's performance under the Loan Documents, and such recovery shall not be a lien, or the basis of a claim of lien or levy of execution, against the general assets of Debtor. Notwithstanding the foregoing, Debtor and the general assets of Debtor shall be fully and personally liable to Bank to the same extent that Debtor would be liable absent the foregoing limitation of this paragraph for the following:

a. fraud, willful misrepresentation, gross negligence or waste, to the full extent of Bank's loss attributable thereto;

b. failure to pay taxes, assessments or other charges attributable to Debtor which can create liens on any portion of the Collateral senior in priority to the lien of the Deed of Trust encumbering the affected
Collateral, including mechanic's liens, stop notices or contractor's liens (to the full extent of any such taxes, assessments or other charges);

c. any loss which would have been covered by any policy of insurance that Debtor is required to maintain, but failed to maintain, under the Loan Agreement or any of the other Loan Documents;

d. tenant security deposits held by Debtor upon foreclosure of the subject Property;

e. any inaccuracy in or breach of any representation or warranty pertaining to any Hazardous Substance or any failure in the due, prompt and complete observance and performance of any covenant or any other obligation imposed upon Debtor under or pursuant to the Environmental Compliance Agreement;

f. retention of any rents or other income, insurance proceeds, condemnation or eminent domain awards or other similar funds or payments attributable to any Collateral which, under the terms of any Loan
Document, should have been paid to Bank;

g. the full amount of the Loan and all other obligations evidenced or secured by the Loan
Documents, in the event of any transfer of all or any part of the Property without Bank's prior written approval; or

h. all costs and expenses (including, without limitation, attorneys' fees) incurred by Bank in enforcing its rights and remedies under the Loan
Documents subsequent to any of the following: (i) an Event of Default under Section 7.1(e) of the Loan
Agreement; (ii) an Event of Default under
Section 7.1(d) of the Loan Agreement if the filing is made against Debtor by any third party which was solicited or induced to do so by Debtor; or (iii) after the occurrence of any Event of Default under either Section 7.1(d) or Section 7.1(e) of the Loan
Agreement: (A) any objection by Debtor to (1) any request by Bank for the dismissal of any proceeding referred to in Section 7.1(d) or Section 7.1(e) of the Loan Agreement; (2) any attempt by Bank to obtain relief from the automatic stay; or (3) any attempt by Bank to secure the continuation of any receiver appointed pre-petition or to obtain control, directly or through a receiver, of the rents, issues and profits of any Property; (B) any request by Debtor for authority to use cash collateral over Bank's objection; (C) any action brought by Debtor or on its behalf against Bank; (D)

any request by Debtor to sell Collateral over Bank's objection; or (E) Debtor's taking of any position adverse to Bank with respect to any plan of reorganization proposed in any such proceedings.

The foregoing shall not be deemed to limit: (i) any right Bank might otherwise have to obtain injunctive relief against Debtor; (ii) any suit or action in connection with the preservation, enforcement or foreclosure of the liens, mortgages, assignments and security interests now or at any time hereafter securing the payment and performance of the Obligations; or (iii) the collection of amounts which may become owing or payable under or on account of insurance, condemnation awards or damages for other public actions or surety bonds maintained or provided by Debtor. In addition, nothing herein shall be deemed to constitute a waiver of any obligation evidenced by the Loan Documents, nor limit, amend, alter or diminish any right which Bank may have under the provisions of Sections 506(a), 506(b), 1111(b) or any other provision of the Bankruptcy Reform
Act of 1978, or any successor statute thereto, or any similar provision under applicable state law, to file a claim for the full amount of the Obligations or to require that all Collateral shall continue to secure the Loan owing to Bank in accordance with the Loan Documents.

7. DEFINITIONS. As used herein, the following terms shall have the meanings respectively set forth below:
a. "Business Day" shall mean a day which is not a Saturday or Sunday on which Bank is open for business in the state identified in Paragraph 6 above, and on which dealings in U.S. dollar deposits outside of the United States may be carried on by Bank.

b. "Fixed Rate Commencement Date" shall means the first day of the Interest Period with respect to principal outstanding under a Fixed Rate
Component.

c. "Fixed Rate Component" shall mean amounts outstanding under this Note that bear interest at a Fixed Rate.

d. "Fixed Rate Maturity Date" shall mean the last day of the Interest Period with respect to principal outstanding under a Fixed Rate Component.

e. "Interest Period" shall mean any calendar period of one, two, three, six or twelve months. In determining an Interest Period, a month means a period that starts on one Business Day in a month and ends on and includes the day preceding the numerically corresponding day in the next month.
For any month in which there is no such
numerically corresponding day, then as to that month, such day shall be deemed to be the last calendar day of such month. Any Interest Period which would otherwise end on a non-Business Day shall end on the next succeeding Business Day unless that is the first day of a month, in which event such Interest Period shall end on the next preceding Business Day.

f. "LIBOR Rate" shall mean a per annum rate of interest (rounded upward, if necessary, to the nearest 1/100 of 1%) at which dollar deposits, in immediately available funds and in lawful money of the United States would be offered to Bank, outside of the United States, for a term coinciding with the Interest Period selected by Debtor and for an amount equal to the amount of principal covered by Debtor's interest rate selection, plus Bank's costs, including the cost, if any, of reserve requirements.

g. "Reference Rate" shall mean the rate announced by Bank from time to time at its corporate headquarters as its "Reference Rate." The
Reference Rate is an index rate determined by Bank from time to time as a means of pricing certain extensions of credit and is neither directly tied to any external rate of interest or index nor necessarily the lowest rate of interest charged by Bank at any given time.

DEBTOR:  BEDFORD PROPERTY INVESTORS, INC.,
         a Maryland corporation

By:  /s/Hanh Kihara
     ****************************
Its:  Vice President and Chief
      Financial Officer
     ****************************





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